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                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

                                  by and among

                             NEBS Acquisition Corp.,

                           Champion Enterprises, Inc.

                                       and

                         New Era Building Systems, Inc.

                               Dated July 18, 2005

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1.  DEFINITIONS AND USAGE................................................................................    1

    1.1    Definitions...................................................................................    1

    1.2    Usage.........................................................................................   12

2.  SALE AND TRANSFER OF ASSETS; CLOSING.................................................................   13

    2.1    Assets To Be Sold.............................................................................   13

    2.2    Excluded Assets...............................................................................   14

    2.3    Payment of Purchase Price.....................................................................   15

    2.4    Liabilities...................................................................................   15

    2.5    Allocation....................................................................................   18

    2.6    Closing.......................................................................................   18

    2.7    Closing Obligations...........................................................................   18

    2.8    Baseline Net Assets, Audited Closing Balance Sheet and Net Assets.............................   20

    2.9    Aggregate and Seller Shortfall Amounts, Seller Shortfall Payment .............................   21

    2.10   Consents......................................................................................   22

3.  REPRESENTATIONS AND WARRANTIES OF SELLER.............................................................   23

    3.1    Organization And Good Standing................................................................   23

    3.2    Enforceability; Authority; No Conflict........................................................   23

    3.3    Shareholder Distributions.....................................................................   24

    3.4    Financial Statements..........................................................................   24

    3.5    Books and Records.............................................................................   25

    3.6    Sufficiency of Assets.........................................................................   25

    3.7    Description of Owned Real Property............................................................   25

    3.8    Description of Leased Real Property...........................................................   25

    3.9    Title to Assets; Encumbrances.................................................................   25

    3.10   Condition of Facilities.......................................................................   26

    3.11   Accounts Receivable...........................................................................   26

    3.12   Inventories...................................................................................   27

    3.13   No Undisclosed Liabilities....................................................................   27

    3.14   Taxes.........................................................................................   27

    3.15   No Material Adverse Change....................................................................   29

    3.16   Employee Benefits.............................................................................   29

    3.17   Compliance With Legal Requirements; Governmental Permits......................................   31
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    3.18   Legal Proceedings; Orders.....................................................................   33

    3.19   Absence of Certain Changes And Events.........................................................   33

    3.20   Contracts; No Defaults........................................................................   34

    3.21   Insurance.....................................................................................   37

    3.22   Environmental Matters.........................................................................   37

    3.23   Employees.....................................................................................   39

    3.24   Labor Disputes; Compliance....................................................................   39

    3.25   Intellectual Property Assets..................................................................   40

    3.26   RESERVED......................................................................................   43

    3.27   Relationships with Related Persons............................................................   43

    3.28   Brokers or Finders............................................................................   43

    3.29   Compliance with Building Codes and other Legal Requirements...................................   43

    3.30   Solvency......................................................................................   44

    3.31   Disclosure....................................................................................   44

4.  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................   44

    4.1    Organization and Good Standing................................................................   44

    4.2    Authority; No Conflict........................................................................   44

    4.3    Certain Proceedings...........................................................................   45

    4.4    Brokers Or Finders............................................................................   45

5.  COVENANTS OF SELLER PRIOR TO CLOSING.................................................................   45

    5.1    Access and Investigation......................................................................   45

    5.2    Operation of the Business.....................................................................   46

    5.3    Negative Covenant.............................................................................   47

    5.4    Required Approvals; Material Consents and Nonmaterial Consents ...............................   47

    5.5    Notification..................................................................................   48

    5.6    No Negotiation................................................................................   48

    5.7    Best Efforts..................................................................................   48

    5.8    Interim Financial Statements..................................................................   48

    5.9    Change Of Name................................................................................   48

    5.10   Payment Of Liabilities........................................................................   49

    5.11   Current Evidence of Title.....................................................................   49

    5.12   Qualification of Buyer to Engage in the Business .............................................   50
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6.  COVENANTS OF BUYER PRIOR TO CLOSING..................................................................   50

    6.1    Required Approvals; Material Consents and Nonmaterial Consents ...............................   50

    6.2    Best Efforts..................................................................................   51

7.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE..................................................   51

    7.1    Accuracy of Representations...................................................................   51

    7.2    Performance of Seller.........................................................................   51

    7.3    Material Consents and Nonmaterial Consents, Expiration of Waiting Periods.....................   51

    7.4    Additional Documents..........................................................................   51

    7.5    No Material Adverse Affect; No Proceedings....................................................   52

    7.6    No Conflict...................................................................................   52

    7.7    Satisfactory Completion of Investigation......................................................   53

    7.8    Title Insurance...............................................................................   53

    7.9    Governmental Permits..........................................................................   53

    7.10   Environmental Report..........................................................................   53

    7.11   WARN Act And Employees........................................................................   53

    7.12   Ancillary Agreements..........................................................................   53

    7.13   Board Approval................................................................................   54

    7.14   Closing under the Other Purchase Agreements ..................................................   54

8.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.................................................   54

    8.1    Accuracy of Representations...................................................................   54

    8.2    Buyer's Performance...........................................................................   54

    8.3    Expiration of HSR Waiting Period..............................................................   54

    8.4    Board and Shareholder Approval................................................................   54

    8.5    Additional Documents..........................................................................   54

9.  TERMINATION..........................................................................................   55

    9.1    Termination Events............................................................................   55

    9.2    Effect Of Termination.........................................................................   55

10. ADDITIONAL COVENANTS.................................................................................   56

    10.1   Employees and Employee Benefits...............................................................   56

    10.2   Payment of all Taxes Resulting From Sale of Assets by Seller..................................   58

    10.3   Payment of Other Retained Liabilities.........................................................   59

    10.4   Restrictions on Seller Dissolution and Distributions..........................................   59
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    10.5   Removing Excluded Assets......................................................................   59

    10.6   Reports and Returns...........................................................................   59

    10.7   Assistance in Proceedings.....................................................................   59

    10.8   Noncompetition and Confidentiality............................................................   59

    10.9   Customer and Other Business Relationships.....................................................   59

    10.10  Retention of and Access to Records............................................................   60

    10.11  Further Assurances............................................................................   60

    10.12  Procurement of Tax Clearance Certificates.....................................................   60

11. INDEMNIFICATION; REMEDIES............................................................................   60

    11.1   Survival......................................................................................   60

    11.2   Indemnification and Reimbursement by Seller ..................................................   61

    11.3   Indemnification and Reimbursement by Seller--Environmental Matters............................   62

    11.4   Indemnification and Reimbursement by Buyer....................................................   62

    11.5   Limitations on Amount--Seller.................................................................   63

    11.6   Limitations on Amount--Buyer..................................................................   63

    11.7   Time Limitations..............................................................................   63

    11.8   Set Off; Escrow...............................................................................   64

    11.9   Third-Party Claims............................................................................   64

    11.10  Other Claims..................................................................................   66

    11.11  Indemnification in Case of Strict Liability or Indemnitee Negligence..........................   66

    11.12  Additional Limitations of Liability...........................................................   66

    11.13  Effect of Insurance Proceeds..................................................................   67

    11.14  No Claim for Contribution or Indemnification Against Unique Fabrications .....................   67

12. GENERAL PROVISIONS...................................................................................   67

    12.1   Expenses......................................................................................   67

    12.2   Public Announcements; Confidentiality.........................................................   67

    12.3   Notices.......................................................................................   67

    12.4   Jurisdiction; Service of Process; Waiver of Jury Trail........................................   68

    12.5   Enforcement of Agreement......................................................................   69

    12.6   Waiver; Remedies Cumulative...................................................................   69

    12.7   Entire Agreement and Modification.............................................................   69

    12.8   Disclosure Schedule...........................................................................   70
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12.9   Assignments, Successors and no Third-Party Rights.............................................       70

12.10  Severability..................................................................................       70

12.11  Construction..................................................................................       70

12.12  Time of Essence...............................................................................       70

12.13  Governing Law.................................................................................       70

12.14  Execution of Agreement........................................................................       71

12.15  Guaranty of Champion..........................................................................       71
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                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is dated July 18, 2005, by and among NEBS Acquisition Corp., a Michigan corporation ("Buyer"), having a principal business address of 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326; New Era Building Systems, Inc., a Pennsylvania corporation ("Seller"), having a principal business address of 451 Southern Avenue, Strattanville, Pennsylvania 16258; and Champion Enterprises, Inc., a Michigan corporation ("Champion"), having a principal business address of 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326 (solely to the extent of its guaranty obligations hereunder as set forth in Section 12.15).

                                    RECITALS

      Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

      The parties, intending to be legally bound, agree as follows:

1. Definitions and Usage

      1.1 Definitions

      For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

      "Accounts Receivable"-- (a) all trade accounts receivable and other rights to payment from customers of Seller and Unique Fabrications and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller and Unique Fabrications; (b) all other accounts or notes receivable of Seller and Unique Fabrications and the full benefit of all security for such accounts or notes; and (c) any claim, remedy or other right related to any of the foregoing.

      "Aggregate Shortfall Amount" -- as defined in Section 2.9(a).

      "Allocation Ratio" -- as defined in Section 2.9(a).

      "Appurtenances"-- all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

      "Assets"-- as defined in Section 2.1.

      "Assignment and Assumption Agreement"-- as defined in Section 2.7(a)(ii).

      "Assumed Seller Contracts"-- as defined in Section 2.1(f)

      "Assumed Liabilities"-- as defined in Section 2.4(a).

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      "Audited Closing Balance Sheet"-- as defined in Section 2.8(b).

      "Audited Closing Net Assets"-- as defined in Section 2.8(b).

      "Backlog List"-- as defined in Section 3.20(a)(i).

      "Balance Sheet"-- as defined in Section 3.4.

      "Baseline Net Assets"-- as defined in Section 2.8(a).

      "Basket Amount"-- as defined in Section 11.5.

      "Best Efforts"-- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided; however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to the Business, expend any material funds or incur any other material burden.

      "Bill of Sale"-- as defined in Section 2.7(a)(i).

      "Breach"-- any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

      "Building Codes"-- residential housing codes, including any Department of Housing and Urban Development (HUD) codes, Council of American Building Officials (CABO) codes, or local codes regulating modular and manufactured housing.

      "Bulk Sales Laws"-- any laws in the Commonwealth of Pennsylvania or in any other jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a), regulating the sale of quantities of inventory outside the Ordinary Course of Business to prevent sellers from defrauding creditors.

      "Business"-- (a) the modular and manufactured housing business, including the design, manufacture, construction, sale, distribution, and/or service of modular and/or manufactured housing units and components thereof to or for developers, builders, dealers, and homeowners as conducted by Seller and (b) the design, manufacture, construction, sale, distribution, and/or service of carriers for modular and/or manufacturing housing units as conducted by Unique Fabrications.

      "Business Day"-- any day other than: (a) Saturday or Sunday; or (b) any other day on which banks in Michigan are permitted or required to be closed.

      "Buyer Indemnified Persons"-- as defined in Section 11.2.

      "Buyer Transaction Taxes"-- as defined in Section 10.2(a).

      "Cash Amount"-- as defined in Section 2.3.

      "Carolina Building Solutions"-- Carolina Building Solutions, L.L.C., a Delaware limited liability company.

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      "Castle Housing"-- Castle Housing of Pennsylvania, Ltd., a Pennsylvania
limited liability company.

      "Champion"-- as defined in the first paragraph of this Agreement.

      "Closing"-- as defined in Section 2.6.

      "Closing Date" -- as defined in Section 2.6.

      "COBRA"-- as defined in Section 3.16(f).

      "Code"-- the Internal Revenue Code of 1986, as amended.

      "Consent"-- any approval, consent, ratification, waiver or other authorization.

      "Consolidated"-- the consolidated assets and liabilities of Seller and Unique Fabrications, but excluding any assets or liabilities of the Other Selling Companies or Design Homes.

      "Contemplated Transactions"-- all of the transactions contemplated by this Agreement.

      "Contract"-- any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

      "Copyrights"-- as defined in Section 3.25(a)(iii).

      "Damages"-- as defined in Section 11.2.

      "Disclosure Schedule"-- the disclosure schedule (delineated therein by Parts) to this Agreement, and delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

      "Design Homes"-- Design Homes LLC, a Pennsylvania limited liability company.

      "Effective Time" -- 5 p.m. Eastern Daylight Time on the Closing Date.

      "Employee Plans"-- as defined in Section 3.16(a).

      "Encumbrance"-- any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or the exercise of any other attribute of ownership related thereto or the commencement, conduct, or prosecution of any Proceeding related thereto.

      "Environment"-- soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

      "Environmental, Health and Safety Liabilities"-- any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

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            (a) any environmental, health or safety matter or condition related to the Real Property or Facilities (including on-site contamination or off-site contamination that has migrated from the Real Property or Facilities at levels above applicable cleanup standards, and any occupational safety and health and regulation of any chemical substance or product);

            (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense (including, but not limited to, reasonable attorneys fees) arising under any Environmental Law or Occupational Safety and Health Law;

            (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

            (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

      The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

      "Environmental Law"-- any Legal Requirement that requires or relates to:

            (a) advising appropriate authorities, employees or the public of intended or actual Releases of Hazardous Materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

            (b) preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment;

            (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of any wastes generated;

            (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

            (e) protecting resources, species or ecological amenities;

            (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

            (g) cleaning up Hazardous Materials that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

            (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

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      "EQA Landmark Communities" -- EQA Landmark Communities, LP, a Pennsylvania
limited partnership.

      "ERISA"-- the Employee Retirement Income Security Act of 1974.

      "Escrow Agreement"-- as defined in Section 2.7(a)(viii).

      "Escrow Amount"-- as defined in Section 2.3.

      "Escrow Tranche"-- Five Hundred Thousand ($500,000.00) Dollars of the Escrow Amount.

      "Excluded Assets"-- as defined in Section 2.2.

      "Excluded Seller Contracts"-- as defined in Section 2.2(c)

      "Fabri and Kifer Letter Agreements"-- as defined in Section 2.7(a)(vi).

      "Facilities"-- any real property, leasehold or other interest in real property currently owned or operated by Seller, or Unique Fabrications, including the Tangible Personal Property used or operated by Seller or Unique Fabrications at the respective locations of the Real Property specified in
Section 3.7. Notwithstanding the foregoing, for purposes of the definitions of "Hazardous Activity" and "Remedial Action" and Sections 3.22 and 11.3, "Facilities" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller or Unique Fabrications, including the Tangible Personal Property used or operated by Seller or Unique Fabrications at the respective locations of the Real Property specified in Part 3.7.

      "GAAP"-- generally accepted accounting principles in the United States of America for financial reporting in the United States.

      "GAAS"-- generally accepted auditing standards in the United States of America for financial reporting in the United States.

      "Governing Documents"-- with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and
(g) any amendment or supplement to any of the foregoing.

      "Governmental Body"-- any:

            (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

            (b) federal, state, local, municipal, foreign or other government;

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            (c) governmental or quasi-governmental authority of any nature
(including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

            (d) multinational organization or body;

            (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

            (f) official of any of the foregoing.

      "Governmental Permit"-- any permit, Consent, license, franchise, certificate, or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Ground Lease"-- any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

      "Ground Lease Property"-- any land, improvements and appurtenances subject to a Ground Lease in favor of Seller or Unique Fabrications.

      "Hazardous Activity"-- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

      "Hazardous Material"-- any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

      "House Plans"-- elevation plans, floor plans, foundation plans, specifications, data, know-how, formulae, compositions, designs, sketches, blueprints, photographs, graphs, drawings, samples, inventions and manufacturing or building methods and processes related to a modular and/or manufactured house, building or other structure.

      "HSR Act"-- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Improvements"-- all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

      "Indemnified Person"-- as defined in Section 11.9.

      "Indemnifying Person" -- as defined in Section 11.9.

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      "Independent Accountants"-- either Deloitte & Touche LLP, Ernst & Young
LLP, or KPMG LLP, as mutually selected by Buyer and Seller for the purposes set forth in Section 2.8(d).

      "Intellectual Property Assets"-- as defined in Section 3.25(a).

      "Interim Balance Sheet"-- as defined in Section 3.4.

      "Inventories"-- all inventories of Seller and Unique Fabrications, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

      "IRS"-- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

      "Knowledge"-- an individual will be deemed to have Knowledge of a particular fact or other matter if:

            (a) that individual is actually aware of that fact or matter; or

            (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

      A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

      "Land"-- all parcels and tracts of land in which Seller and/or Unique Fabrications has an ownership interest.

      "Lease"-- any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller and/or Unique Fabrications is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

      "Legal Requirement"-- any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, including Building Codes, Bulk Sales Laws, the HSR Act, and the WARN Act.

      "Liability"-- with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

      "Line of Credit"-- as defined in Section 2.3.

      "Line of Credit Amount"-- as defined in Section 2.3.

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

      "Marks"-- as defined in Section 3.25(a)(i).

      "Material Adverse Effect"-- any material adverse change in the Business, Assets, or the operations, properties, or condition of Seller and Unique Fabrications taken as a whole, other than: (a) general economic conditions, or
(b) conditions which affect the modular home industry generally that are not specific to Seller or Unique Fabrications.

      "Material Consents"-- as defined in Section 2.10(a).

      "Negative Shortfall Amounts" -- as defined in Section 2.9(a).

      "Net Assets"-- as defined in Section 2.8(a).

      "Noncompetition and Confidentiality Agreement"-- as defined in Section 2.7(a)(vii).

      "Nonmaterial Consents"-- as defined in Section 2.10(b).

      "Occupational Safety and Health Law"-- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

      "Order"-- any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

      "Ordinary Course of Business"-- an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

            (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

            (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

            (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

      "Other Selling Companies"-- Castle Housing and Carolina Building
Solutions.

      "Other Purchase Agreements" --

            (a) the Asset Purchase Agreement for the sale and purchase of substantially all of the assets of Castle Housing, by and among Castle Housing, Buyer, and other parties thereto, dated the same date as this Agreement; and

            (b) the Asset Purchase Agreement for the sale and purchase of substantially all of the assets of Carolina Building Solutions, by and among Carolina Building Solutions, Buyer, and other parties thereto, dated the same date as this Agreement.

      "Part"-- a part or section of the Disclosure Schedule.

      "Patents"-- as defined in Section 3.25(a)(ii).

      "Permitted Encumbrances"-- as defined in Section 3.9.

      "Person"-- an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

      "Proceeding"-- any action, arbitration, audit, hearing, investigation, Tax Controversy, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "Pro Forma Balance Sheet"-- as defined in Section 2.8(a).

      "Purchase Price"-- as defined in Section 2.3.

      "Real Property"-- the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

      "Real Property Lease"-- any Ground Lease or Space Lease.

      "Record"-- information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

      "Related Person"--

      With respect to a particular individual:

            (a) each other member of such individual's Family;

            (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

            (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

            (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

      With respect to a specified Person other than an individual:

            (e) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

            (f) any Person that holds a Material Interest in such specified Person;

            (g) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

            (h) any Person in which such specified Person holds a Material Interest; and

            (i) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

      For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) "Material Interest" means direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

      "Release"-- any spill, emission, leaking, pumping, pouring, dumping, emptying, escaping, injection, deposit, disposal, discharge, dispersal, leaching or migration on or escaping into the Environment or into or out of any property.

      "Remedial Action"-- all actions, including any capital expenditures, required or voluntarily undertaken: (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or
(d) to bring all Facilities and the Real Property and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Permits.

      "Representative"-- with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

      "Restricted Material Contracts"-- as defined in Section 2.10(a).

      "Restricted Nonmaterial Contracts"-- as defined in Section 2.10(b).

      "Retained Liabilities"-- as defined in Section 2.4(b).

      "Sales and Use Tax Exemptions"-- as defined in Section 5.4.

      "Seller"-- as defined in the first paragraph of this Agreement.

      "Seller Contract"-- any Contract listed in Part 3.20(a) and any other
Contract: (a) under which Seller and/or Unique Fabrications has or may acquire any rights or benefits; (b) under which Seller and/or Unique Fabrications has or may become subject to any obligation or liability; or (c) by which Seller, Unique Fabrications, or any of the assets owned or used by Seller is or may become bound.

      "Seller Shortfall Amount"-- as defined in Section 2.9(a).

      "Seller Shortfall Payment"-- as defined in Section 2.9(b).

      "Seller Transaction Taxes"-- as defined in Section 10.2(b).

      "Shortfall Amount" -- the Seller Shortfall Amount or the Shortfall Amount of either of the Other Selling Companies, as the term, Shortfall Amount, is defined and determined in the corresponding Other Purchase Agreements.

      "Software"-- all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

      "Space Lease"-- any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

      "Subsidiary"-- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

      "Tangible Personal Property"-- all machinery, equipment, tools, furniture, fixtures, office equipment, computer hardware, supplies, materials, automobiles, trucks, other vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller and/or Unique Fabrications (wherever located and whether or not carried on Seller's or Unique Fabrications' books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

      "Tax"-- any income, corporate loans, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

      "Tax Clearance Certificate"--

            (a) tax clearance certificate applied for with the Commonwealth of Pennsylvania as a bulk clearance certificate under Part 2.E of Pennsylvania Form REV-181 for corporation tax purposes, employer tax purposes, sales, use, and hotel occupancy tax purposes, and unemployment compensation tax purposes; or

            (b) tax clearance certificate applied for in each jurisdiction in which Seller and/or Unique Fabrications is licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a).

      "Tax Controversy"-- any inquiry, examination or proceeding by any Governmental Body that could result in a determination with respect to Taxes due or payable by the Buyer, including, without limitation, any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return by any Governmental Body.

      "Tax Liability" -- Liability for the payment of Taxes.

      "Tax Return"-- any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "Third Party"-- a Person that is not a party to this Agreement.

      "Third-Party Claim"-- any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

      "Threat of Release"-- a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

      "Unique Fabrications" -- Unique Fabrications, LLC, a Pennsylvania limited liability company.

      "WARN Act"-- as defined in Section 3.23(d).

      1.2 Usage

            (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

                  (i) the singular number includes the plural number and vice versa;

                  (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                  (iii) reference to any gender includes each other gender;

                  (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                  (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                  (vi) reference to Part or Parts means the corresponding parts (sections) in the Disclosure Schedule attached to this Agreement;

                  (vii) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

                  (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                  (ix) "or" is used in the inclusive sense of "and/or";

                  (x) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to and including"; and

                  (xi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

            (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

            (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. Sale and Transfer of Assets; Closing

      2.1 Assets To Be Sold

      Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including, but not limited to, the following (but excluding the Excluded Assets):

            (a) all cash, cash equivalents of Seller, including all cash related to customer prepayments, advances, deposits, and installment payments, and all marketable securities, notes receivable, or other similar instruments, in transit, in hand or in bank accounts;

            (b) all Real Property of the Business, including the Real Property described in Parts 3.7 and 3.8;

            (c) all Tangible Personal Property of the Business, including those items described in Part 2.1(c);

            (d) all Inventories of the Business;

            (e) all Accounts Receivable of the Business;

            (f) all Seller Contracts listed in Part 2.1(f) and any other Seller Contract (other than an Excluded Seller Contract), which Buyer elects to assume on or after the Closing Date pursuant to the terms, conditions, and limitations of a written assumption or novation agreement entered into and signed by Seller ("Assumed Seller Contracts");

            (g) all Governmental Permits of the Business and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.17(b);

            (h) all data, House Plans (including those listed in Part 2.1(h)), and Records of the Business, including client, customer, and supplier lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, marketing materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(d);

            (i) all Software;

            (j) all of the intangible rights and property of the Business, including Intellectual Property Assets (including any contained in or forming a part of other Assets), going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Parts 3.25(d), (e), (f) and (h);

            (k) except for those relating to the Employee Plans, all insurance policies, including all insurance benefits, rights and proceeds thereunder, arising from or relating to the Business, the Assets or the Assumed Liabilities prior to the Effective Time;

            (l) all claims of Seller against third parties, arising from or relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, including all such claims listed in Part 2.1(l);

            (m) all rights of Seller relating to Business deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof;

            (n) Seller's entire member interest in Unique Fabrications (being 100% of the member interests in Unique Fabrications); and

            (o) Seller's entire limited partner interest in EQA Landmark Communities.

      All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets."

      Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

      2.2 Excluded Assets

      Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the
Closing:

            (a) all minute books, stock Records and corporate seals (although Seller shall provide copies thereof to Buyer);

            (b) the shares of capital stock of Seller held in treasury;

            (c) all of the Seller Contracts listed in Part 2.2(c) ("Excluded Seller Contracts");

            (d) all personnel Records and other Records that Seller is required by law to retain in its possession (although Seller shall provide copies thereof to Buyer);

            (e) all claims for refund of Taxes and other governmental charges of whatever nature relating solely to periods prior to the Closing Date, other than claims for refunds of those sales and use Taxes assumed by Buyer under Section 2.4(a)(viii) hereof;

            (f) all rights in connection with and assets of the Employee Plans;

            (g) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the Escrow Agreement;

            (h) Seller's member interest in Design Homes;

            (i) Seller's member interests in Castle Housing and Carolina Building Solutions; and

            (j) the property and assets expressly designated in Part 2.2(j).

      2.3 Payment of Purchase Price

      The consideration for the Assets (the "Purchase Price") will be: (a) Twenty-Seven Million ($27,000,000.00) Dollars, less any Seller Shortfall Amount, if applicable under Sections 2.8 and 2.9 and less any Escrow Amount released to Buyer, if applicable under Article 11 hereof and/or the Escrow Agreement, plus
(b) the assumption of the Assumed Liabilities, and plus (c) the payoff of the outstanding principal balance, together with any interest accrued thereon ("Line of Credit Amount") under a bank line of credit ("Line of Credit") with S & T Bank ("Bank"). In accordance with Section 2.7(b), at the Closing, the Purchase Price, prior to any required adjustment on account of a Seller Shortfall Amount, shall be delivered by Buyer to Seller as follows: (a) by wire transfer of Twenty-Five Million Five Hundred Thousand ($25,500,000.00) Dollars, less: (i) any term loans, mortgages, and capital leases of Seller to be paid off by Buyer at Closing, as set forth in Exhibit 2.3 attached hereto, (ii) any other amount required to be paid to any third Person (other than for the Assumed Liabilities) for Seller to sell, convey, assign, transfer, and deliver to Buyer the Assets, free and clear of any Encumbrances other than Permitted Encumbrances to the extent not paid by Seller prior to Closing, (iii) any Tax withholdings that are not the obligation of the Buyer required by reason of the Contemplated Transactions, and (iv) any other amounts which are the responsibility of Seller as provided herein which are to be paid by Buyer ("Cash Amount"); (b) by wire transfer of the Line of Credit Amount to the Bank, (c) by wire transfer of One Million, Five Hundred Thousand ($1,500,000.00) Dollars to the escrow agent pursuant to the Escrow Agreement ("Escrow Amount"); and (d) execution and delivery of the Assignment and Assumption Agreement. The Seller Shortfall Amount, if any, shall be paid by Seller in accordance with Section 2.9. The Escrow Amount shall be released to Seller and/or Buyer, as applicable, pursuant to the terms and conditions of the Escrow Agreement and Article 11 hereof.

      2.4 Liabilities

            (a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "Assumed Liabilities"):

                  (i) any trade account payable reflected on the Audited Closing Balance Sheet incurred by Seller in the Ordinary Course of Business that remains unpaid as of the Effective Time, but specifically excluding any non-Ordinary Course of Business trade account payable to: (A) a shareholder of Seller, or (B) a Related Person of a shareholder of Seller;

                  (ii) any Liability to Seller's customers incurred by Seller in the Ordinary Course of Business for non-delinquent orders outstanding as of the Effective Time described in Part 2.4(a)(ii) (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

                  (iii) any Liability under written warranty agreements in the forms attached to and those other warranty and/or repair commitments specifically set forth in Part 2.4(a)(iii) given by Seller in the Ordinary Course of Business prior to the Effective Time (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time), but solely for, and only to the extent of, claims or requests of customers for service and/or repair;

                  (iv) any Liability arising after the Effective Time under the Assumed Seller Contracts (other than any Liability under any Assumed Seller Contract, which: (A) arises out of or relates to a Breach that occurred prior to the Effective Time, (B) arises out of or relates to a Breach that occurred after the Effective Time but before Buyer's assumption or novation as an Assumed Seller Contract, or (C) is otherwise specifically described on Part 2.4(b)(ii));

                  (v) any Liability for Buyer Transaction Taxes;

                  (vi) any Liability of Seller described in Part 2.4(a)(vi);

                  (vii) any payroll and/or employee related Liability set forth in Part 2.4(a)(vii); and

                  (viii) any Liability for payment of sales and/or use Tax Liability as set forth in the Audited Closing Balance Sheet.

            (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities, including but not limited to:

                  (i) any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Effective Time other than to the extent assumed under Section 2.4(a)(ii), (iii) or (iv);

                  (ii) any Liability under any Assumed Seller Contracts, which:
(A) arises out of or relates to a Breach that occurred prior to the Effective Time, (B) arises out of or relates to a Breach that occurred after the Effective Time but before Buyer's assumption of the Assumed Seller Contract, or (C) is otherwise specifically described on Part 2.4(b)(ii);

                  (iii) except for the Buyer Transaction Taxes and except as set forth in Section 2.4(a)(viii), any Liability for Taxes, including (A) any Taxes arising as a result of Seller's operation of the Business or ownership of the Assets prior to the Effective Time, (B) any Seller Transaction Taxes, and (C) any deferred Taxes of any nature;

                  (iv) any Liability under any Excluded Seller Contract and any other Contract not expressly assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller's credit facilities or any revolving (operating) lines of credit, term loans, notes payable, security interests related thereto, including any Liability under the Line of Credit after Buyer has paid the corresponding Line of Credit Amount;

                  (v) any Liability arising out of or connected with any guaranty, surety, or indemnity granted by Seller in favor any Person to secure the performance, payment, or other obligation of any other Person, including any Related Person of Seller or any shareholder of Seller;

                  (vi) any Environmental, Health and Safety Liabilities arising out of or relating to Seller's operation of the Business or Seller's leasing, ownership or operation of any Facilities or the Real Property prior to the Closing;

                  (vii) except as set forth in Part 2.4(a)(vii), any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's employees or former employees or both;

                  (viii) any Liability under any employment, severance, retention or termination agreement with any employee or former employee of Seller or any of its Related Persons;

                  (ix) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer; (x) any Liability of Seller to: (A) a Related Person of a shareholder of Seller, (B) a shareholder of Seller, or (C) any other Related Person of Seller, other than for a trade account payable incurred by Seller in the Ordinary Course of Business to the extent assumed by Buyer under Section 2.4(a)(i) or for warranty service and/or repair obligations assumed by Buyer under Section 2.4(a)(iii);

                  (xi) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

                  (xii) any Liability to distribute to any of Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

                  (xiii) any Liability arising out of any Proceeding pending as of the Effective Time;

                  (xiv) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

                  (xv) any Liability arising out of or resulting from Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

                  (xvi) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

                  (xvii) any Liability of Seller based upon Seller's acts or omissions occurring after the Effective Time.

      2.5 Allocation

      The Purchase Price shall be allocated in accordance with Exhibit 2.5 attached hereto. After the Closing, the parties shall adjust Exhibit 2.5 to correspond to the amounts set forth in the Audited Closing Balance Sheet and then make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Within seventy-five (75) days after the Closing Date, Buyer and Seller shall mutually prepare for filing IRS Forms 8594 in accordance with the allocation of Purchase Price set forth in Exhibit 2.5. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

      2.6 Closing

      The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Buyer's counsel at 840 West Long Lake Road, Suite 200, Troy Michigan, commencing at 10:00 a.m. (local time) on the later of (a) August 8, 2005, or (b) the date that is five (5) Business Days following the termination of the applicable waiting period under the HSR Act, unless Buyer and Seller otherwise agree ("Closing Date"). Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9 and Section 12.5.

      2.7 Closing Obligations

      In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

            (a) Seller shall deliver to Buyer, together with funds sufficient to pay all Seller Transaction Taxes:

                  (i) a bill of sale transferring and conveying all of the Assets to Buyer in a form to be agreed upon by the parties prior to Closing (the "Bill of Sale") executed by Seller;

                  (ii) an assignment of all of the Assets that are intangible personal property in a form to be agreed upon by the parties prior to Closing, which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement") executed by Seller;

                  (iii) for each interest in Real Property identified on Part 3.7, a recordable special warranty deed and such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

                  (iv) assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in forms to be agreed upon by the parties prior to Closing, executed by Seller;

                  (v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

                  (vi) letter agreement regarding employment, noncompetition, and confidentiality obligations between the Buyer and Elliot Fabri and between the Buyer and Larry Kifer incorporating the terms of the term sheet attached hereto as Exhibit 2.7(a)(vi), executed by Elliot Fabri and Larry Kifer on the Closing Date ("Fabri and Kifer Letter Agreements");

                  (vii) noncompetition and confidentiality agreement in a form to be agreed upon by the parties prior to Closing, executed by Seller (the "Noncompetition and Confidentiality Agreement");

                  (viii) an escrow agreement in a form to be agreed upon by the parties prior to Closing, executed by Seller and the escrow agent (the "Escrow Agreement");

                  (ix) a certificate executed on behalf of Seller by an executive officer of Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

                  (x) an Assignment of Limited Partnership Interest in the form agreed upon by the parties prior to Closing, executed by Seller, assigning Seller's entire rights, title, and interest as a limited partner in EQA Landmark Communities, together with: (A) the prior written consent of the General Partner of EQA Landmark Communities to the assignment and, if required by the General Partner, (B) an opinion of Seller's counsel acceptable to the General Partner that such assignment and substitution of limited partner is exempt from registration under the Securities Act of 1993, as amended, and applicable state securities laws;

                  (xi) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

                  (xii) for each Real Property Lease identified on Part 3.8, an Assignment and Assumption of Lease attached in a form to be agreed upon by the parties prior to Closing, together with (A) a Landlord Estoppel Letter attached in a form to be agreed upon by the parties prior to Closing, and (B) such other appropriate document or instrument, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller and each respective landlord;

                  (xiii) for each other parcel of Real Property which Seller my use or occupy or on which Seller may store or display any manufactured or modular unit, an Estoppel Letter attached in a form to be agreed upon by the parties prior to Closing from such landowner confirming that no lease or other ongoing obligation exists with regard to such a parcel, executed by Seller and each respective landowner; and

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

                  (xiv) all documents set forth in Sections 5.11(d) and 7.4.

            (b) Buyer shall deliver to Seller:

                  (i) the Cash Amount by wire transfer to an account specified by Seller pursuant to the written wire transfer instructions provided by Seller prior to Closing;

                  (ii) the Escrow Agreement, executed by Buyer and the escrow agent, together with wire transfer confirmation of payment of the Escrow Amount to the escrow agent thereunder, by wire transfer to an account specified by the escrow agent pursuant to the written wire transfer instructions provided by the escrow agent prior to Closing;

                  (iii) wire transfer confirmation of payment of the Line of Credit Amount to the Bank by wire transfer to an account specified by the Bank pursuant to the written wire transfer instructions provided by the Bank prior to Closing;

                  (iv) the Assignment and Assumption Agreement executed by Buyer;

                  (v) the Fabri and Kifer Letter Agreements executed by Buyer;

                  (vi) the Noncompetition and Confidentiality Agreement executed by Buyer;

                  (vii) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing Date in accordance with Section 8.2; and

                  (viii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

      2.8 Baseline Net Assets, Audited Closing Balance Sheet and Net Assets

            (a) "Net Assets" means Assets, net of Assumed Liabilities, as valued, realized, and recognized in accordance with GAAP. Based in part on the pro forma Consolidated balance sheet of the Business prepared by Seller and approved by Buyer in a form to be attached hereto as Exhibit 2.8(a) prior to Closing ("Pro Forma Balance Sheet"), the baseline Net Assets agreed upon between Buyer and Seller is Six Million Three Hundred One Thousand Four Hundred Sixty-Five Dollars ($6,301,465) ("Baseline Net Assets").

            (b) Buyer shall have prepared a Consolidated balance sheet of the Business as of the Closing Date at the Effective Time in accordance with: (i) GAAP and (ii) Buyer's accounting policies to be attached hereto as Exhibit 2.8(b) prior to Closing, which shall be audited by PricewaterhouseCoopers LLP in accordance with: (i) GAAS, (ii) a physical inventory taken by Seller and observed by Buyer, Buyer's Representatives and PricewaterhouseCoopers LLP as of the Closing Date and (iii) Buyer's accounting policies set forth on Exhibit 2.8(b) ("Audited Closing Balance Sheet"). Buyer shall then determine the Net Assets as of the Closing Date at the Effective Time in accordance with GAAP and any accounting principles, policies and practices to be used in preparing the Audited Closing Balance Sheet set forth on Exhibit 2.8(b), which determination shall be based upon those Assets and Assumed Liabilities recognized and included in the Audited Closing Balance Sheet ("Audited Closing Net Assets"). Buyer shall deliver the Audited Closing Balance Sheet and its determination of the Audited Closing Net Assets to Seller within one hundred twenty (120) days following the Closing Date.

            (c) If within thirty (30) days following delivery of the Audited Closing Balance Sheet and the Audited Closing Net Assets calculation Seller has not given Buyer written notice of its objection as to the Audited Closing Net Assets calculation (which notice shall state the basis of Seller's objection), then the Audited Closing Net Assets calculated by Buyer shall be binding and conclusive on the parties and be used in computing any Aggregate Shortfall Amount, Seller Shortfall Amount and the Seller Shortfall Payment.

            (d) If Seller duly gives Buyer such notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Audited Closing Balance Sheet and the calculation of the Audited Closing Net Assets within thirty (30) days of Buyer's receipt of Seller's objection notice, Seller and Buyer shall submit the issues remaining in dispute to the Independent Accountants for resolution, applying: (i) GAAP and (ii) Buyer's accounting policies set forth on Exhibit 2.8(b). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Audited Closing Net Assets; and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

      2.9 Aggregate and Seller Shortfall Amounts, Seller Shortfall Payment

            (a) The "Aggregate Shortfall Amount" shall equal the sum of the Seller Shortfall Amount and the Shortfall Amounts of each of the Other Selling Companies. The "Seller Shortfall Amount" shall equal the positive difference, if any, of the Baseline Net Assets, minus Audited Closing Net Assets; provided that: (i) if both of the Shortfall Amounts of the Other Selling Companies are negative ("Negative Shortfall Amount(s)"), then the Seller Shortfall Amount shall be reduced by the sum of the Negative Shortfall Amounts, or (ii) if only one of the Shortfall Amounts of the Other Selling Companies is negative, then the Seller Shortfall Amount shall be reduced by the Negative Shortfall Amount, multiplied by the Allocation Ratio. The "Allocation Ratio," as referred to in this Section 2.9, shall mean and be equal to the Seller Shortfall Amount divided by sum of the Seller Shortfall Amount and positive Shortfall Amount of the Other Selling Company. Solely for purposes of determining the "Aggregate Shortfall Amount" and the "Seller Shortfall Amount", the "Audited Closing Net Assets" shall be calculated as provided in Section 2.8(b) hereof, except that the Seller's existing policy for determining revenue recognition shall be applied.

            (b) If both the Aggregate Shortfall Amount and the Seller Shortfall Amount (after any adjustment under Section 2.9(a)) are positive, then: (i) the Seller Shortfall Amount (after any adjustment under Section 2.9(a)) shall be applied to and deducted from the Escrow Amount, to the extent of such Escrow Amount, whereby such amount shall be released by the escrow agent to the Buyer pursuant to the Escrow Agreement, and (ii) the amount of the Seller Shortfall Amount (after any adjustment under Section 2.9(a)) in excess of the Escrow Amount (if any) shall be paid by Seller to Buyer, in immediately available funds (by wire transfer to an account specified in writing by Buyer) within three (3) Business Days after the calculation of the Audited Closing Net Assets becomes binding and conclusive on the parties pursuant to Section 2.8 (collectively, "Seller Shortfall Payment"). If either the Aggregate Shortfall Amount and/or the Seller Shortfall Amount (after any adjustment under Section 2.9(a)) are negative or zero, then no deduction shall be made from the Escrow Amount and no Seller Shortfall Payment shall otherwise be made hereunder.

            (c) Seller shall not be entitled to any increase in the Purchase Price or other payment from Buyer in the event of any negative Aggregate Shortfall Amount or any negative Shortfall Amount.

      2.10 Consents

            (a) Except for those Consents designated as Nonmaterial Consents on
Part 2.10(b), Part 2.10(a) sets forth a complete and accurate list prepared by Seller of all Consents required to consummate the Contemplated Transactions, including those Consents required to assign the Seller Contracts and the Governmental Permits to the Buyer on the Closing Date ("Material Consents"). If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Material Contracts"), Buyer may waive in a signed writing the closing conditions as to any such Material Consent and either:

                  (i) elect to have Seller continue its efforts to obtain the Material Consents; or

                  (ii) elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

      If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

            (b) Part 2.10(b) sets forth a full and complete list prepared by Seller of those Consents (other than Material Consents) required to consummate the Contemplated Transactions, including those Consents required to assign the Seller Contracts and the Governmental Permits (to the extent assignable) to the Buyer on the Closing Date ("Nonmaterial Consents"), to which Buyer has consented to designation as a nonmaterial Consents. If there are any Nonmaterial Consents which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Nonmaterial Contracts"), whether to:

                  (i) accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or

                  (ii) reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Seller shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

3. Representations and Warranties of Seller

      Seller on its own behalf, and on behalf of Unique Fabrications, represents and warrants to Buyer as follows:

      3.1 Organization And Good Standing

            (a) Part 3.1(a) contains a complete and accurate list of Seller's and Unique Fabrications' jurisdictions of incorporation and any other jurisdictions in which they are qualified to do business as a foreign corporation. Seller is a corporation and Unique Fabrications is a limited liability company, both of which are duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Except as disclosed on Part 3.1(a), Seller and Unique Fabrications are duly qualified to do business as a foreign corporation/limited liability company and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by either company, or the nature of the activities conducted by either company, requires such qualification to the extent that a failure to have such qualification would have a Material Adverse Effect.

            (b) Except as disclosed on Part 3.1(b), complete and accurate copies of the Governing Documents of Seller and Unique Fabrications, as currently in effect, are attached as part of Part 3.1(b).

            (c) Except as disclosed in Part 3.1(c), neither Seller nor Unique Fabrications have any Subsidiary and do not own any shares of capital stock or other securities of any other Person.

      3.2 Enforceability; Authority; No Conflict

            (a) This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. Upon the execution and delivery by Seller of the Escrow Agreement, the Seller's Noncompetition and Confidentiality Agreement and each other agreement to be executed and/or delivered by Seller at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders and board of directors.

            (b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) Breach (A) any provision of any of the Governing Documents of Seller or Unique Fabrications or (B) any resolution adopted by the board of directors or the shareholders of Seller or the member or managers of Unique Fabrications;

                  (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or Unique Fabrications or any of the Assets, may be subject;

                  (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Permit held by Seller or Unique Fabrications or that otherwise relates to the Assets or to the Business;

                  (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax other than the Buyer Transaction Taxes;

                  (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; or

                  (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

            (c) Except as set forth in Parts 2.10(a) and 2.10(b), neither Seller nor Unique Fabrications is required to obtain any Consent from, and except as set forth in Part 3.2(c), neither Seller nor Unique Fabrications is required to give any notice to, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      3.3 Shareholder Distributions

      Except for distributions made to or for the benefit of Seller's shareholders to cover shareholder Tax Liabilities consistent with past practices and consented to by Buyer in advance in a signed writing, which consent shall not be unreasonably withheld, Seller has not made and will not make any distributions to Seller's shareholders since December 31, 2004 other than distributions to Seller's shareholders to cover Tax Liabilities made in June 2005 in the aggregate amount of Six Hundred Seven Thousand Six Hundred Dollars ($607,600).

      3.4 Financial Statements

      Seller has delivered to Buyer: (a) a reviewed balance sheet of Seller as at December 31, 2003, and the related reviewed statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Seller's independent certified public accountants; (b) a compiled balance sheet of Seller as of December 31, 2004 prepared on the same basis as prior balance sheets (including the notes thereto, the "Balance Sheet") and the related compiled statements of income, changes in shareholders' equity and cash flows for the fiscal years then ended prepared on the same basis as prior statements, including in each case the notes thereto; and (c) an unaudited balance sheet of Seller as at March 31, 2005 (the "Interim Balance Sheet"), and the related unaudited statement(s) of income, changes in shareholders' equity, and cash flows for the three (3) months then ended. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) in all material respects the financial condition and the results of operations, changes in shareholders' equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been prepared from and are in accordance with the accounting Records of Seller. Seller has also delivered to Buyer copies of all letters from Seller's auditors to Seller's board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

      3.5 Books and Records

      Except as disclosed on Part 3.5, the books of account and other financial Records of Seller and Unique Fabrications, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and in reasonable detail to accurately reflect the conduct of Business transactions and acquisitions and dispositions of Assets, including the maintenance of an adequate system of internal controls. The minute books of Seller and Unique Fabrications, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, members, board of directors, managers, and committees of the board of directors of Seller and Unique Fabrications, and no meeting of any such shareholders, members, board of directors, managers, or committee has been held for which minutes have not been prepared or are not contained in such minute books.

      3.6 Sufficiency of Assets

      Except as disclosed in Part 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and Unique Fabrications and (b) include all of the operating assets of Seller and Unique Fabrications.

      3.7 Description of Owned Real Property

      Part 3.7 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller and Unique Fabrications have an ownership interest.

      3.8 Description of Leased Real Property

      Part 3.8 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller and Unique Fabrications have a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases and all copies of such Real Property Leases have been attached to Part 3.8.

      3.9 Title to Assets; Encumbrances

            (a) Seller and Unique Fabrications owns good and marketable title (insurable at regular rates) to its respective estates in the Real Property, free and clear of any Encumbrances, other than:

                  (i) liens for Taxes for the current tax year which are not yet due and payable; and

                  (ii) those described in Part 3.9(a) ("Real Estate Encumbrances").

      True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer. Seller warrants to Buyer that, at the time of Closing, the Real Estate shall be free and clear of all Real Estate Encumbrances other than those identified on Part 3.9(a) as acceptable to Buyer ("Permitted Real Estate Encumbrances").

            (b) Seller and/or Unique Fabrications own good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Part 3.9(b) ("Non-Real Estate Encumbrances"). Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Part 3.9(b) as acceptable to Buyer ("Permitted Non-Real Estate Encumbrances" and, together with the Permitted Real Estate Encumbrances "Permitted Encumbrances").

            (c) Seller is the sole owner of 100% of the member interests of Unique Fabrications and 3.697 Class A Limited Partnership Units of EQA Landmark Communities.

      3.10 Condition of Facilities

            (a) To the Knowledge of Seller, use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to "permitted nonconforming" use or structure classifications. To the Knowledge of Seller, all Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled. All Improvements are in good repair and in good condition, ordinary wear and tear excepted, and to the Knowledge of Seller, are free from latent and patent defects. To the Knowledge of Seller, no part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. To the Knowledge of Seller, the Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To the Knowledge of Seller, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the Business.

            (b) The Tangible Personal Property in the aggregate is sufficient for the operation of the Business, ordinary wear and tear excepted. Except as disclosed in Part 3.10(b), all Tangible Personal Property used in the Business is in the possession of Seller or Unique Fabrications.

      3.11 Accounts Receivable

      All Accounts Receivable that are reflected on the Balance Sheet, Interim Balance Sheet, Pro Forma Balance Sheet and in the accounting Records of Seller and Unique Fabrications as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller or Unique Fabrications in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Pro Forma Balance Sheet or to be shown on the Audited Closing Balance Sheet. Subject to such reserves, each of such Accounts Receivable is collectible, in cash or by credit, in the Ordinary Course of Business, consistent with past custom and practice, although no guaranty of collection is being made by Seller. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 3.11 contains a complete and accurate list of all Accounts Receivable as of June 30, 2005, which list sets forth the aging of each such Account Receivable, which list shall be updated as of the Closing Date.

      3.12 Inventories

      All items included in the Inventories of the Business consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet, Interim Balance Sheet, Pro Forma Balance Sheet and in the accounting Records of Seller and Unique Fabrications as of the Closing Date, as the case may be. Seller and Unique Fabrications are not in possession of any inventory not owned by Seller or Unique Fabrications, including goods already sold. All of the Inventories have been valued based upon the most current invoice as to such Inventory. All Inventories now on hand that were purchased after the date of the Balance Sheet were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase. Except as disclosed on Part 3.12, the quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller and/or Unique Fabrications. Inventories are now valued, and will be valued in the Pro Forma Balance Sheet and in the Audited Closing Balance Sheet according to Exhibit 2.8(b).

      3.13 No Undisclosed Liabilities

      Except as set forth in Part 3.13, Seller and Unique Fabrications have no Liability except for Liabilities reflected or reserved against in the Audited Closing Balance Sheet, and current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet.

      3.14 Taxes

            (a) Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.14(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the

Balance Sheet, Interim Balance Sheet and Pro Forma Balance Sheet. Except as provided in Part 3.14(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

            (b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of, and
Part 3.14(b) contains a complete and accurate list of, all Tax Returns filed since December 31, 1999. The federal and state income or franchise Tax Returns of Seller have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1999. Part 3.14(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 3.14(b). Seller has received no notice of any threatened or pending audit (written or otherwise) and seller has no reason to believe that any audit or threat of an audit is forthcoming in the future, other than those specifically as described in Part 3.14(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in
Part 3.14(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller in any jurisdiction, including any jurisdiction in which the Seller does not file Tax Returns but where it is subject to taxation, either: (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Part 3.14(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Part 3.14(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

            (c) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller's liability for Taxes. There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Pro Forma Balance Sheet or in Part 3.14(c).

            (d) Specific Potential Tax Liabilities and Tax Situations.

                  (i) Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.

                  (iii) Consolidated Group. Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

                  (iv) S Corporation. Seller is an S corporation as defined in Code Section 1361, and Seller is not and has not been subject to either the built-in-gains tax under Code Section 1374 or the passive income tax under Code
Section 1375. Part 3.14(d)(iv) lists all the states and localities with respect to which Seller is required to file any corporate, income or franchise tax returns and sets forth whether Seller is treated as the equivalent of an S corporation by or with respect to each such state or locality. Seller has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

                  (v) Substantial Understatement Penalty. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

            (e) The Contemplated Transactions are not subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of federal, state, local or foreign law.

            (f) Seller has never participated in an international boycott as defined in Code Section 999.

            (g) There are no tax rulings, request for rulings, closing agreements, compromises or any transfer pricing rulings with any Governmental Body related to the Seller that could affect the Tax Liability of the Seller for any period (or portion of a period) after the Closing Date.

            (h) Seller is not a Person other than a U.S. Person as such term is defined in the Code.

            (i) Unique Fabrications constitutes an entity that is disregarded as an entity separate from its owner pursuant to U.S. Treasury Regulation Section 301.7701-3(b)(1)(ii) for purposes of federal, state, local, and foreign Taxes.

      3.15 No Material Adverse Change

      Since the date of the Balance Sheet, there has not been any Material Adverse Effect and no event has occurred or circumstance exists that could reasonably be expected to result in such a Material Adverse Effect.

      3.16 Employee Benefits

            (a) Set forth in Part 3.16(a) is a complete and correct list of all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller and/or Unique Fabrications or any other corporation or trade or business controlled by, controlling or under common control with Seller and/or Unique Fabrications (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate") or has been maintained or contributed to in the last six (6) years by Seller, Unique Fabrications, or any ERISA Affiliate, or with respect to which Seller, Unique Fabrications, or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller, Unique Fabrications, or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). Nether Seller or any ERISA Affiliate maintains or previously maintained a "defined benefit plan" (as defined in Section 414(l) of the Code, or a plan that is, or was, subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code. Part 3.16(a) identifies as such any Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Neither Seller nor any ERISA Affiliate maintains, or previously maintained a "Multiemployer Plan" (as defined in Section 3(37) of ERISA. Also set forth on
Part 3.16(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

            (b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan of Seller and Unique Fabrications (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller, Unique Fabrications, or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller, Unique Fabrication, or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

            (c) Except as disclosed in Part 3.16(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. Seller and/or Unique Fabrications have paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

            (d) Seller and Unique Fabrications have, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

            (e) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller, Unique Fabrications, nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA in a manner that would result in a Liability to Seller, Unique Fabrications, or Buyer. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

            (f) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and neither Seller nor Unique Fabrications is aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

            (g) There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller, Unique Fabrications, nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller, Unique Fabrications, or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

            (h) Seller and Unique Fabrications have maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on
Part 3.16(h).

            (i) Except as required by Legal Requirements and as provided in
Section 10.1(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee, manager, or former officer of Seller or Unique Fabrications. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

            (j) Except for the continuation coverage requirements of COBRA, neither Seller nor Unique Fabrications has any obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

            (k) Except as provided in Section 10.1(d), none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of Seller or Unique Fabrications promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller or Unique Fabrications concerning the employee benefits of Buyer.

      3.17 Compliance With Legal Requirements; Governmental Permits

            (a) Except as set forth in Part 3.17(a):

                  (i) to the Knowledge of Seller, Seller and Unique Fabrications are, and at all times since December 31, 1999, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any asset of its assets except where the failure to be in such compliance would not have a Material Adverse Effect;

                  (ii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) could reasonably be expected to constitute or result in a violation by Seller or Unique Fabrications of, or a failure on the part of Seller or Unique Fabrications to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller or Unique Fabrications to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) neither Seller nor Unique Fabrications has received, at any time since December 31, 1999, any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) Part 3.17(b) contains a complete and accurate list of each Governmental Permit that is held by Seller and Unique Fabrications or that otherwise relates to the Business or the Assets. Each Governmental Permit listed or required to be listed in Part 3.17(b) is valid and in full force and effect. Except as set forth in Part 3.17(b):

                  (i) to the Knowledge of Seller, the Seller and Unique Fabrications are, and at all times since December 31, 1999, has been, in full compliance with all of the terms and requirements of each Governmental Permit identified or required to be identified in Part 3.17(b) except where the failure to be in such compliance would not have a Material Adverse Effect;

                  (ii) to the Knowledge of Seller, no event has occurred or circumstance exists that reasonably could be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Permit listed or required to be listed in Part 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Permit listed or required to be listed in Part 3.17(b);

                  (iii) neither Seller nor Unique Fabrications has received, at any time since December 31, 1999, any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Permit; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Permits listed or required to be listed in Part 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

      To the Knowledge of Seller, such Governmental Permits collectively constitute all of the Governmental Permits necessary to permit Seller and Unique Fabrications to lawfully conduct and operate the Business in the manner in which the Business is currently conducted and operated and to permit Seller and Unique Fabrications to own and use the Assets in the manner in which the Assets are currently owned and used by Seller and Unique Fabrications.

      3.18 Legal Proceedings; Orders

            (a) Except as set forth in Part 3.18(a), there is no pending or, to the Knowledge of Seller, threatened Proceeding:

                  (i) by or against Seller or Unique Fabrications or that otherwise relates to or may affect the Business of, or any of the assets owned or used by, Seller or Unique Fabrications; or

                  (ii) against Seller or Unique Fabrications that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

      To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.18(a). There are no Proceedings listed or required to be listed in
Part 3.18(a) that could have a Material Adverse Affect on the Business, operations, assets, condition or prospects of Seller, Unique Fabrications, or upon the Assets.

            (b) Except as set forth in Part 3.18(b):

                  (i) there is no Order to which Seller, Unique Fabrications, the Business or any of the Assets is subject; and

                  (ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller or Unique Fabrications is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

            (c) Except as set forth in Part 3.18(c):

                  (i) Seller and Unique Fabrications are, and, at all times since December 31, 1999, have been in compliance with all of the terms and requirements of each Order to which they, the Business, or any of the Assets is or has been subject except where the failure to be in such compliance would not have a Material Adverse Effect;

                  (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, Unique Fabrications, the Business, or any of the Assets is subject; and

                  (iii) Seller and Unique Fabrications have not received, at any time since December 31, 1999, any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, Unique Fabrications, the Business, or any of the Assets is or has been subject.

      3.19 Absence of Certain Changes And Events

      Except as set forth in Part 3.19, since the date of the Balance Sheet, Seller and Unique Fabrications have conducted the Business only in the Ordinary Course of Business and there has not been any:

            (a) (i) change in Seller's authorized or issued capital stock or Unique Fabrications' member interest ownership, or (ii) grant of any option or right to purchase shares of capital stock of Seller or member interest of Unique Fabrications or issuance of any security convertible into such capital stock or member interest;

            (b) amendment to the Governing Documents of Seller or Unique Fabrications;

            (c) payment or increase (except in the Ordinary Course of Business) by Seller or Unique Fabrications of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

            (d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

            (e) damage to or destruction or loss of any Asset in excess of $5,000 for any individual Asset and $15,000 in the aggregate for all Assets, whether or not covered by insurance;

            (f) except as disclosed in Part 3.20(a), entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller or Unique Fabrications is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller or Unique Fabrications of at least $75,000;

            (g) sale, lease or other disposition of any Asset or property of Seller or Unique Fabrications (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset (other than sales, leases or other dispositions of Inventories in the Ordinary Course of Business);

            (h) cancellation or waiver of any claims or rights with a value to Seller or Unique Fabrications in excess of $50,000;

            (i) any written notification from customer or supplier of an intention to discontinue or change the terms of its relationship with Seller or Unique Fabrications;

            (j) material change in the accounting methods used by Seller or Unique Fabrications; or

            (k) Contract by Seller or Unique Fabrications to do any of the foregoing.

      3.20 Contracts; No Defaults

            (a) Part 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer (or attached to the Disclosure Schedule as required herein) accurate and complete copies, of:

                  (i) backlog lists of Seller and Unique Fabrications, listing all Seller Contracts that are orders from Business customers on backlog (by customer name, order number, order date, model, selling price, cost, and gross profit) as of the date hereof, updated as of the Closing Date ("Backlog List(s)"), which has been separately attached to the Disclosure Schedule;

                  (ii) to the extent not listed on Part 3.20(a) from Section 3.20(a)(i) above, each Seller Contract that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of twenty-five thousand ($25,000) dollars;

                  (iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller or Unique Fabrications in excess of ten ($10,000) dollars;

                  (iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than twenty-five thousand ($25,000) dollars and with a term of less than one year);

                  (v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

                  (vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

                  (vii) each Seller Contract containing covenants that in any way purport to restrict Business activity or limit the freedom of Seller or Unique Fabrications to engage in any line of business or to compete with any Person;

                  (viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                  (ix) each power of attorney of Seller or Unique Fabrications that is currently effective and outstanding;

                  (x) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller or Unique Fabrications to be responsible for consequential damages;

                  (xi) each Seller Contract for capital expenditures in excess of twenty thousand ($20,000) dollars;

                  (xii) each Seller Contract not denominated in U.S. dollars;

                  (xiii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

                  (xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

            (b) Except as set forth in Part 3.20(b), no shareholder of Seller or member of Unique Fabrications has or may acquire any rights under, and no shareholder of Seller or member of Unique Fabrications has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.

            (c) Except as set forth in Part 3.20(c):

                  (i) each Seller Contract identified or required to be identified in Part 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms and the Backlog List is a complete and correct list of all Business customer orders on backlog as of the Closing Date and such list represents actual, bona fide, outstanding orders of the Business that have not been cancelled on or prior to the Closing Date;

                  (ii) each Seller Contract identified or required to be identified in Part 3.20(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

                  (iii) to the Knowledge of Seller, no Seller Contract identified or required to be identified in Part 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a Material Adverse Effect on the Business, assets or condition of Seller or the Business to be conducted by Buyer with the Assets.

            (d) Except as set forth in Part 3.20(d):

                  (i) Seller is, and at all times since December 31, 1999, has been, in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer except where any noncompliance would not have a Material Adverse Effect;

                  (ii) to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since December 31, 1999, has been, in compliance with all applicable terms and requirements of such Contract;

                  (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes a Breach of, or give Seller, Unique Fabrications, or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

                  (iv) to the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Seller Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

                  (v) Neither Seller nor Unique Fabrications has given to or received from any other Person, at any time since December 31, 1999, any notice regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

            (e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller or Unique Fabrications under current or completed Seller Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

            (f) Each Seller Contract relating to the sale, design, manufacture or provision of products or services by Seller or Unique Fabrications has been entered into in the Ordinary Course of Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

            (g) No penalty or premium will be imposed upon Buyer for any prepayment of any amount due and/or outstanding under the Line of Credit or any Seller Contract assumed by Buyer at Closing.

      3.21 Insurance

            (a) Set forth in Part 3.21(a) is a complete list and description of all pending fire, liability, product liability, workers compensation, vehicular, unemployment and other insurance claims (excluding health insurance claims) relating to or arising from operation of the Business (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing the pending claims and the applicable policy limits, setting forth the aggregate limit, if any, of the insurer's liability thereunder). In addition, set forth in Part 3.21(a) is a complete and accurate list of all policies or binders of fire, liability, product liability, workers compensation, vehicular, unemployment and other insurance held by or on behalf of Seller or Unique Fabrications that relate to the Business and have been in effect at any time during the two (2) year period immediately prior to the date of this Agreement.

            (b) Except as set forth in Part 3.21(b), to the Knowledge of Seller:

                  (i) all policies of insurance to which Seller or Unique Fabrications is a party or that provide coverage to Seller or Unique
Fabrications:

                        (1) are valid, outstanding and enforceable;

                        (2) are issued by an insurer that is financially sound and reputable;

                        (3) taken together, provide adequate insurance coverage for the Assets and the Business operations for all risks normally insured against by a Person carrying on the same business or businesses as the Business in the same location; and

                        (4) are sufficient for compliance with all Legal Requirements and Seller Contracts;

                  (ii) Neither Seller nor Unique Fabrications has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

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

                  (iii) Seller and Unique Fabrications have paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which either is a party or that provides coverage to Seller or Unique Fabrications; and

                  (iv) Seller and Unique Fabrications have given notice to the insurer of all claims that may be insured thereby.

      3.22 Environmental Matters

      Except as disclosed in Part 3.22:

            (a) Seller and Unique Fabrications are, and at all times have been, in full compliance with, and are not in violation of or liable under, any Environmental Law. Seller has no Knowledge of, and have not received any actual or threatened order or written notice or other communication from, (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller or Unique Fabrications has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller, Unique Fabrications, or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

            (b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller or Unique Fabrications has or had an interest.

            (c) Seller has no Knowledge of, and have not received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller or Unique Fabrications has or had an interest, or with respect to any Real Property or Facility to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or Unique Fabrications from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

            (d) Neither Seller nor Unique Fabrications have any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller, Unique Fabrications, or any predecessor has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

            (e) To the Knowledge of Seller, there are no Hazardous Materials present on or in the Environment at any Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon.

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

Neither Seller, Unique Fabrications, nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller or Unique Fabrications has or had an interest except in full compliance in all material respects with all applicable Environmental Laws.

            (f) There has been no Release or, to the Knowledge of Seller, Threat of Release of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller or Unique Fabrications has or had an interest, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by Seller, Unique Fabrications, or any other Person.

            (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or Unique Fabrications pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller, Unique Fabrications or any other Person for whose conduct it is or may be held responsible, with Environmental Laws at the Facilities.

      3.23 Employees

            (a) Part 3.23(a) contains a complete and accurate list of the following information for each employee of Seller and Unique Fabrications and Larry Kifer, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 1999; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

            (b) Upon request of Buyer prior to Closing, Seller shall provide Buyer with a complete and accurate list of the following information for each retired employee or director, and manager of Seller and Unique Fabrications, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

            (c) Upon request of Buyer prior to Closing, Seller shall provide Buyer with the number of employees terminated by Seller and Unique Fabrications since December 31, 1999, and a complete and accurate list of the following information for each employee of Seller and Unique Fabrications who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this
Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

            (d) Seller and Unique Fabrications have not violated the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act") or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller and Unique Fabrications has terminated the employees set forth on Part 3.23(d).

            (e) To the Knowledge of Seller, no officer, director, manager, agent, employee, consultant, or contractor of Seller or Unique Fabrications is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or
(ii) to assign to Seller or Unique Fabrications or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller or Unique Fabrications is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller, Unique Fabrications, or Buyer to conduct the Business as heretofore carried on by Seller.

      3.24 Labor Disputes; Compliance

            (a) Seller and Unique Fabrications have complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other Legal Requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

            (b) Except as disclosed in Part 3.24(b), (i) Seller and Unique Fabrications have not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 1999, there has not been, there is not presently pending or existing, and to the Knowledge of Seller, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller or Unique Fabrications; (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Seller, threatened against or affecting Seller or Unique Fabrications any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller, Unique Fabrications, or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller, Unique Fabrications, or the conduct of the Business; (vii) there is no lockout of any employees by Seller or Unique Fabrications, and no such action is contemplated by Seller or Unique Fabrications; and (viii) to the Knowledge of Seller there has been no charge of discrimination filed against or threatened against Seller or Unique Fabrications with the Equal Employment Opportunity Commission or similar Governmental Body.

      3.25 Intellectual Property Assets

            (a) The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by Seller or Unique Fabrications in which Seller or Unique Fabrications has an interest, including:

                  (i) Seller's and Unique Fabrications' name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks, trade dress and applications and the good will of Seller's business in which the foregoing are used (collectively, "Marks"), including any contained in or forming a part of the Software or the Housing Plans;

                  (ii) all patents, patent applications and inventions and discoveries that may or may not be patentable (collectively, "Patents"), including any contained in or forming a part of the Software or the Housing Plans;

                  (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights"), including any contained in or forming a part of Software or the Housing Plans;

                  (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, databases, process technology, plans, drawings, blue prints, formulae, patterns, compilations including any program, device, method of technique (collectively, "Trade Secrets"), including any contained in or forming a part of the Software or the Housing Plans or otherwise listed in Part 2.1(h); and

                  (v) all rights in internet web sites and internet domain names presently used by Seller and Unique Fabrications and the goodwill of Seller's and Unique Fabrications' business in which the foregoing are used (collectively "Net Names").

            (b) Part 3.25(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller and Unique Fabrications, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets. There are no outstanding and, to the Knowledge of Seller, no threatened or potentially viable disputes or disagreements with respect to any such Contract.

            (c) Except as set forth in Part 3.25(c), the Intellectual Property Assets are all those used in or necessary for the operation of the Business as it is currently conducted. Seller and/or Unique Fabrications is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances or any Third Party rights therein, and has the right to use without payment or accounting to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.25(c).

            (d)

                  (i) Part 3.25(d) contains a complete and accurate list and summary description of all Patents.

                  (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                  (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Knowledge of Seller, there is no potentially interfering patent or patent application of any Third Party or any threatened or potentially viable disputes or disagreements with respect to any Patent.

                  (iv) Except as set forth in Part 3.25 (d), (A) no Patent is infringed or, to the Knowledge of Seller, has been challenged or threatened in any way and (B) none of the products manufactured, used, offered for sale, sold or imported, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  (v) All products made, used, offered for sale, sold or imported under the Patents have been marked with the proper patent notice.

            (e)

                  (i) Part 3.25(e) contains a complete and accurate list and summary description of all Marks.

                  (ii) All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                  (iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the Knowledge of Seller, no such action is threatened with respect to any of the Marks and there are not threatened or potentially viable disputes or disagreements with respect to any Mark.

                  (iv) To the Knowledge of Seller, there is no potentially interfering registered, pending or common law trademark, service mark, trade name or trade dress of any other Person.

                  (v) No Mark is infringed or, to the Knowledge of Seller, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark, service mark or trade dress of any other Person.

                  (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

            (f)

                  (i) Part 3.25(f) contains a complete and accurate list and summary description of all Copyrights.

                  (ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

                  (iii) No Copyright is infringed or, to the Knowledge of Seller, has been challenged or threatened in any way, and there are no potentially viable disputes or disagreements with respect to any Copyright. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

                  (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

            (g)

                  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) Seller and Unique Fabrications have taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller and Unique Fabrications of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller's and Unique Fabrications' standard form, and all current and former employees and contractors of Seller and Unique Fabrications have executed such an agreement).

                  (iii) Seller and/or Unique Fabrications have good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to the Knowledge of Seller, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller or Unique Fabrications) or to the detriment of Seller or Unique Fabrications. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person, and there are no threatened or potentially viable disputes or disagreements with respect to any Trade Secret.

            (h)

                  (i) Part 3.25(h) contains a complete and accurate list and summary description of all Net Names.

                  (ii) All Net Names have been registered in the name of Seller and/or Unique Fabrications and are in compliance with all formal Legal Requirements.

                  (iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Knowledge of Seller, no such action is threatened with respect to any Net Name.

                  (iv) To the Knowledge of Seller, there is no trademark, service mark, trade name, domain name or domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

                  (v) No Net Name is infringed or, to the Knowledge of Seller, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person, and there are no threatened or potentially viable disputes or disagreements with respect to any Net Name.

      3.26 RESERVED

      3.27 Relationships with Related Persons

      Except as disclosed in Part 3.27, neither Seller, Unique Fabrications, nor any Related Person of any of them has, or since January 1, 2003, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller, Unique Fabrications, nor any Related Person of any of them owns, or since January 1, 2003, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller or Unique Fabrications other than business dealings or transactions disclosed in
Part 3.27, each of which has been conducted in the Ordinary Course of Business with Seller or Unique Fabrications at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller or Unique Fabrications with respect to any line of the products or services of Seller, Unique Fabrications, or the Business (a "Competing Business") in any market presently served by Seller or Unique Fabrications, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.27, neither Seller, Unique Fabrications, nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller or Unique Fabrications.

      3.28 Brokers or Finders

      Neither Seller, Unique Fabrications, nor any of their Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Business or the Assets or the Contemplated Transactions.

      3.29 Compliance with Building Codes and other Legal Requirements

      All modular and manufactured housing units and other Inventories, and corresponding House Plans, comply in all respects to the Building Codes and other Legal Requirements of each locality in which Seller or Unique Fabrications sells or delivers such units except where the failure to be in such compliance would not have a Material Adverse Effect. Notwithstanding the foregoing, Seller makes no representation or warranty concerning any actions or omissions of any of Seller's or Unique Fabrications' customers that might cause such housing units and other Inventories, and corresponding House Plans, to not be in such compliance.

      3.30 Solvency

            (a) Seller and Unique Fabrications are not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of Seller or Unique Fabrications exceeds the present fair saleable value of Seller's or Unique Fabrications' assets, individually.

            (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller and Unique Fabrications will be able to pay their respective Liabilities as they become due in the usual course of the Business; (ii) neither Seller nor Unique Fabrications will have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller and Unique Fabrications will have assets (calculated at fair market value) that exceed their respective Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller and Unique Fabrications in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller or Unique Fabrications will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller or Unique Fabrications as the case may be. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. The cash available to Unique Fabrications, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

      3.31 Disclosure

            (a) No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

            (b) Seller has no Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the Assets, Business, prospects, financial condition or results of operations of Seller or Unique Fabrications that has not been set forth in this Agreement or the Disclosure Schedule.

4. Representations and Warranties of Buyer

      Buyer represents and warrants to Seller as follows:

      4.1 Organization and Good Standing

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, with full corporate power and authority to conduct the Business as it is now conducted.

      4.2 Authority; No Conflict

            (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement, the Fabri and Kifer Letter Agreements, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

            (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of Buyer's Governing Documents;

                  (ii) any resolution adopted by the board of directors or the shareholders of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3 Certain Proceedings

      There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

      4.4 Brokers Or Finders

      Except for Buyer's agreement with Devon Value Advisors in connection with the Contemplated Transactions, neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions. Any fees due from Buyer to Devon Value Advisors in connection with the Contemplated Transactions shall not reduce the Purchase Price due from Buyer to Seller at the Closing.

5. Covenants of Seller Prior to Closing

      5.1 Access and Investigation

      Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Seller shall cause Unique Fabrications to) (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer Group") full and free access, during regular business hours, to Seller's and Unique Fabrications' personnel, properties (including subsurface testing), Contracts, Governmental Permits, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller or Unique Fabrications; (b) furnish Buyer Group with copies of all such Contracts, Governmental Permits, books and Records and other existing documents and data as Buyer may reasonably request;
(c) furnish Buyer Group with such additional non-privilege, financial, legal, environmental, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to Seller or Unique Fabrications. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed and Buyer shall be responsible for all costs associated with the testing, including without limitation the disposal of soils or other media generated during the testing, and shall defend, indemnify and hold harmless Seller and Unique Fabrications for all Damages as a result of such testing. Without limiting the generality of the foregoing and as soon as practicable after the date of this Agreement, Seller shall (and Seller shall cause Unique Fabrications to) provide Buyer with all Seller's and Unique Fabrications' payroll information in possession of Seller, Unique Fabrications and the payroll processor of Seller and Unique Fabrications.

      5.2 Operation of the Business

      Between the date of this Agreement and the Closing, Seller shall (and Seller shall cause Unique Fabrications to):

            (a) conduct the Business only in the Ordinary Course of Business;

            (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

            (c) confer with Buyer prior to implementing operational decisions regarding the Business of a material nature;

            (d) otherwise report periodically to Buyer concerning the status of the Business and Seller's operations and finances;

            (e) make no material changes in management personnel of the Business without prior consultation with Buyer;

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

            (f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business;

            (g) keep in full force and effect, without amendment, all material rights relating to the Business;

            (h) comply with all Legal Requirements and contractual obligations applicable to the operations of the Business;

            (i) continue in full force and effect the Business insurance coverage under the policies set forth in Part 3.21 or substantially equivalent policies;

            (j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;

            (k) cooperate with Buyer and assist Buyer in identifying the Governmental Permits required by Buyer to operate the Business from and after the Closing Date and either transferring existing Governmental Permits of Seller to Buyer, where permissible, or obtaining new Governmental Permits for Buyer;

            (l) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration;

            (m) maintain all books and Records of Seller and Unique Fabrications relating to the Business in the Ordinary Course of Business; and

            (n) not make any distributions to Seller's shareholders or Unique Fabrications' member, make any changes to long-term debt, or enter into any long-term commitments of Seller or Unique Fabrications; provided, however, Seller may make distributions to Seller's shareholders to cover shareholder Tax Liabilities consistent with past practices and consented to by Buyer in advance in a signed writing, which consent shall not be unreasonably withheld.

      5.3 Negative Covenant

      Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and shall not permit Unique Fabrications to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within the control of Seller or Unique Fabrications, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Permit; or (c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Business or the Assumed Liabilities.

      5.4 Required Approvals; Material Consents and Nonmaterial Consents

      Seller shall (in cooperation with Buyer) make, or cause to be made, all filings and procure any Consent required under the HSR Act to consummate the Contemplated Transactions. Except for filings required under the HSR Act for which Buyer and Seller shall be jointly responsible, Seller shall (and Seller shall cause Unique Fabrications to) make all other filings required by Legal Requirements to be made either company in order to consummate the Contemplated Transaction, including those set forth in Section 5.12. Without limiting the generality of the foregoing, Seller shall procure all possible exemption certificates for all state, county, and local sales and use Taxes related to the transfer of the Tangible Personal Property under the Contemplated Transactions under applicable laws ("Sales and Use Tax Exemptions"). Through and up to the Closing Date, Seller shall continuously update Parts 2.10(a) and 2.10(b) for all Material Consents and Nonmaterial Consents, respectively. Except for any Material Consent to be procured by Buyer and Seller under the HSR Act, jointly, Seller shall (and Seller shall cause Unique Fabrications to) procure all Material Consents and Nonmaterial Consents, prior to the Closing Date. Seller shall (and Seller shall cause Unique Fabrications to) cooperate with Buyer and its Representatives with respect to all filings under the HSR Act and those other filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Other than fees associated with filings required under the HSR Act borne by Buyer under Section 6.1 hereof, all other costs and fees associated with making required filings and procuring Material Consents in connection with the Contemplated Transactions shall be borne by Seller.

      5.5 Notification

      Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's or Unique Fabrications' discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article
11. During the same period, Seller shall also promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 7 impossible or unlikely.

      5.6 No Negotiation

      Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller, Unique Fabrications, Seller's shareholders, affiliates, advisors, directors officers, employees, nor agents shall directly or indirectly solicit, initiate, discuss, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller or Unique Fabrications, including any sale Seller's stock, Unique Fabrications' member interests, the merger or consolidation of Seller or Unique Fabrications or the sale of the Business or any of the Assets (other than in the Ordinary Course of Business). Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or Unique Fabrications.

      5.7 Best Efforts

      Seller shall (and Seller shall cause Unique Fabrications to) use its Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

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

      5.8 Interim Financial Statements

      Until the Closing Date, Seller shall (and Seller shall cause Unique Fabrications to) deliver to Buyer within fifteen (15) days after the end of each month a copy of their respective balance sheets for such month prepared in a manner and containing information consistent with the current practices of Seller and Unique Fabrications and certified by the respective principal financial officers of Seller and Unique Fabrications as to compliance with
Section 3.4.

      5.9 Change Of Name

      On the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Buyer's judgment, to avoid confusion and
(b) take all actions requested by Buyer to enable Buyer to change its name to Seller's present name.

      5.10 Payment Of Liabilities

      Seller shall (and Seller shall cause Unique Fabrications to) pay or otherwise satisfy in the Ordinary Course of Business all of their respective Liabilities and obligations.

      5.11 Current Evidence of Title

            (a) Unless previously provided to Buyer by Seller, no later than ten
(10) Business Days after the date of this Agreement, Buyer shall obtain (at Buyer's expense), for each parcel, tract or subdivided land lot of Real Property or Ground Lease Property:

                  (i) from Fidelity National Title Insurance Company (the "Title Insurer"):

                        (1) title commitments issued by the Title Insurer to insure (at regular rates) good and marketable to all Land, Improvements, insurable Appurtenances, if any, and Ground Lease Property in the amount of that portion of the Purchase Price allocated to the Real Property, as specified in
Part 2.5, covering such Real Property, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 1992 form owner's policy of title insurance (each a "Title Commitment"); and

                        (2) complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the "Recorded Documents"); and

                  (ii) a survey of the Real Property as required by Buyer ("Survey"); and

                  (iii) complete and current Uniform Commercial Code searches.

            (b) Each Title Commitment shall include the Title Insurer's requirements for issuing its title policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing and those requirements that are to be met solely by Buyer).

            (c) If any of the following shall occur (collectively, a "Title Objection"):

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

                  (i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title Commitment;

                  (ii) any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Real Estate Encumbrances or one that Seller specifies when delivering the Title Commitment to Buyer as one that Seller will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that Buyer reasonably believes could materially and adversely affect Buyer's use and enjoyment of the Real Property described therein; or

                  (iii) any Survey discloses any matter that Buyer reasonably believes could materially and adversely affect Buyer's use and enjoyment of the Real Property described therein;

then Buyer shall notify Seller in writing ("Buyer's Notice") of such matters within ten (10) Business Days after receiving all of the Title Commitment, Survey and copies of Recorded Documents for the Facility covered thereby.

            (d) Seller shall (and Seller shall cause Unique Fabrications to) use its Best Efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Seller and Buyer is herein referred to as an "Insured Exception." The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Buyer in the manner aforesaid shall be deemed to be acceptable to Buyer.

            (e) Nothing herein waives Buyer's right to claim a breach of Section 3.9(a) or to claim a right to indemnification as provided in Section 11.2 if Buyer suffers Damages as a result of a misrepresentation with respect to the condition of title to the Real Property.

      5.12 Qualification of Buyer to Engage in the Business

      Seller shall, upon the request of Buyer, and at Buyer's expense, assist Buyer in Buyer's efforts to obtain in Buyer's name all Governmental Permits necessary to permit Buyer to lawfully conduct and operate the Business after Closing in the manner in which Seller currently conducts and operates the Business and to permit Buyer to own and use the Assets after Closing in the manner in which Seller currently owns and uses the Assets, in:

            (a) Buyer's, Unique Fabrications' and Seller's jurisdictions of incorporation;

            (b) any jurisdictions specified in Part 3.1(a) in which Seller and/or Unique Fabrications is qualified to do business as a foreign corporation; and

            (c) any jurisdictions: (i) into which Seller or Unique Fabrications has delivered Inventories or (ii) in which Inventories were otherwise in use by customers, at anytime during the two (2) years preceding the Closing Date; and

            (d) any other jurisdictions which may be specified in the non-delinquent orders outstanding as of the Effective Time to be assumed by Buyer as described in Part 2.4(a)(ii).

6. Covenants of Buyer Prior to Closing

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

      6.1 Required Approvals; Material Consents and Nonmaterial Consents

      Buyer shall (in cooperation with Seller and Unique Fabrications) make, or cause to be made, all filings and procure any Consent required under the HSR Act to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller and Unique Fabrications (a) with respect to all filings required of Seller under Sections 5.4 and 5.12 and
(b) in obtaining all Material Consents and Nonmaterial Consents to be procured by Seller and Unique Fabrications under Sections 5.4 and 5.12. The fees associated with any filings required under the HSR Act shall be borne by Buyer, provided, however, that, in all other cases, Buyer shall not be required to dispose of or make any change to the Business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

      6.2 Best Efforts

      Buyer shall use its Best Efforts to cause the conditions in Article 8 and
Section 7.3 (if applicable) to be satisfied.

7. Conditions Precedent to Buyer's Obligation to Close

      Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1 Accuracy of Representations

      All of Seller's representations and warranties in this Agreement, together with the information provided in the Disclosure Schedule (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

      7.2 Performance of Seller

      All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), including those under Articles 5 and 10 hereof, and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

      7.3 Material Consents and Nonmaterial Consents, Expiration of Waiting Periods

      Each of the Material Consents and Nonmaterial Consents shall have been obtained in a form satisfactory to Buyer and shall be in full force and effect. All waiting periods have expired under applicable Legal Requirements, including those stipulated under the HSR Act.

      7.4 Additional Documents

      Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

            (a) an opinion of Seller's counsel, dated the Closing Date, in a form to be agreed upon by the parties prior to Closing;

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

            (b) The articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Department of State of the Commonwealth of Pennsylvania;

            (c) If requested by Buyer, any Consents or other instruments that may be required to permit Buyer's qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name "New Era Building Systems" or any derivative thereof;

            (d) A statement from the holder of each note and mortgage listed on
Part 2.4(a)(vii), if any, dated the Closing Date, setting forth the principal amount then outstanding on the indebtedness represented by such note or secured by such mortgage, the interest rate thereon and a statement to the effect that Seller, as obligor under such note or mortgage, is not in default under any of the provisions thereof;

            (e) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;

            (f) Certificates of Good Standing, dated as of a date not earlier than the fifth business day prior to the Closing Date, as to the subsistence and good standing of Seller and Unique Fabrications, executed by the appropriate officials of the Commonwealth of Pennsylvania and each jurisdiction in which Seller and/or Unique Fabrications is licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a);

            (g) All estoppel letters required by Sections 2.7(a)(xii) and (xiv) executed by Seller and/or Unique Fabrications and each respective landlord and/or landowner;

            (h) Clearance certificates or similar document(s) from each federal, state, county, local, or foreign jurisdiction (or political subdivision thereof) that may be required to relieve the Buyer of any obligation to withhold any portion of the Purchase Price;

            (i) All Sales and Use Tax Exemptions in accordance with Section 5.4 hereof;

            (j) A Nonforeign Affidavit sworn to and executed by Seller, attesting that Seller is not a Person other than a U.S. Person as such term is defined in the Code; and

            (k) Such other documents as Buyer may reasonably request for the purpose of:

                  (i) evidencing the accuracy of any of Seller's representations and warranties;

                  (ii) evidencing the performance by Seller or Unique Fabrications of, or the compliance by Seller or Unique Fabrications with, any covenant or obligation required to be performed or complied with by Seller or Unique Fabrications;

                  (iii) evidencing the satisfaction of any condition referred to in this Article 7; or

                  (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.5 No Material Adverse Affect; No Proceedings

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

      Since the date of this Agreement, there shall not have been any event or occurrence that would have a Material Adverse Effect. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

      7.6 No Conflict

      Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

      7.7 Satisfactory Completion of Investigation

      Buyer shall have completed its investigation described in Section 5.1 respecting environmental matters to the sole and subjective satisfaction of Buyer, for which Buyer shall have until the 5:00 p.m. Eastern Daylight Time on Friday July 22, 2005 to give written notice to Seller of: (a) Buyer's dissatisfaction respecting one or more environmental matters and (b) Buyer's termination of the Agreement pursuant to Section 9.1(c) hereof. Buyer shall have completed its investigation described in Section 5.1 respecting real estate matters to the sole and subjective satisfaction of Buyer, for which Buyer shall have until the 5:00 p.m. Eastern Daylight Time on Wednesday July 27, 2005 to give written notice to Seller of: (a) Buyer's dissatisfaction respecting one or more real estate matters and (b) Buyer's termination of the Agreement pursuant to Section 9.1(c) hereof.

      7.8 Title Insurance

      Buyer shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 5.11, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between closing and recordation, deleting or insuring over Title Objections as required pursuant to Section 5.11, attaching all endorsements reasonably required by Buyer in order to ensure provision of all coverage required pursuant to Section 5.11 and otherwise in form reasonably satisfactory to Buyer insuring Buyer's interest in each parcel of Real Property or interest therein to the extent required by Section 5.11.

      7.9 Governmental Permits

      Seller has procured for Buyer all Governmental Permits set forth in
Section 5.12.

      7.10 Environmental Report

      Buyer shall have received an environmental site assessment report with respect to Seller's Facilities, which report shall be acceptable in form and substance to Buyer in its sole discretion.

      7.11 WARN Act And Employees

            (a) All requisite notice periods under the WARN Act shall have expired.

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

            (b) Buyer shall have entered into the Fabri and Kifer Letter Agreements, each duly executed by the corresponding Seller employee specified therein.

            (c) A sufficient amount of employees of Seller and Unique Fabrications to operate the Business in the Ordinary Course of Business shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date.

      7.12 Ancillary Agreements

      The Roadmasters Transportation Company, Lindsay Industries, Inc. and other relevant Persons shall have entered into their corresponding ancillary agreements set forth in form and substance acceptable to Buyer.

      7.13 Board Approval

      Buyer shall have obtained all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

      7.14 Closing under the Other Purchase Agreements

      The closing of the transactions contemplated under the Other Purchase Agreements shall have occurred simultaneously with the Closing on the Closing Date set forth herein.

8. Conditions Precedent to Seller's Obligation to Close

      Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

      8.1 Accuracy of Representations

      All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

      8.2 Buyer's Performance

      All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

      8.3 Expiration of HSR Waiting Period

      The waiting period, if any, has expired under the HSR Act.

      8.4 Board and Shareholder Approval

      Seller shall have obtained all requisite resolutions or actions of Seller's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

      8.5 Additional Documents

      Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

            (a) an opinion of Buyer's counsel, dated the Closing Date, in the form to be agreed upon by the parties prior to Closing; and

            (b) such other documents as Seller may reasonably request for the purpose of

                  (i) evidencing the accuracy of any representation or warranty of Buyer,

                  (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or

                  (iii) evidencing the satisfaction of any condition referred to in this Article 8.

9. Termination

      9.1 Termination Events

      By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

            (a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer;

            (b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

            (c) by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

            (d) by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

            (e) by mutual consent of Buyer and Seller;

            (f) by Buyer, at its option, if the Closing has not occurred on or before August 31, 2005, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement;

            (g) by Seller if the Closing has not occurred on or before August 31, 2005, or such later date as the parties may agree upon, unless the Seller is in material Breach of this Agreement or have caused the delay in Closing; or

            (h) by Buyer, at its option, if either of the Other Purchase Agreements is terminated.

      9.2 Effect Of Termination

      Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this
Section 9.2 and Article 12 will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired, including those set forth in Section 12.5.

10. Additional Covenants

      10.1 Employees and Employee Benefits

            (a) Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Seller and Unique Fabrications for the Business who are:

                  (i) bargaining unit employees currently covered by a collective bargaining agreement or

                  (ii) employed exclusively in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

            (b) Employment of Active Employees by Buyer.

                  (i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the "Hired Active Employees"). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller and Unique Fabrications for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of the respective Hired Active Employees of Seller and Unique Fabrications.

                  (ii) As soon as practicable, Buyer shall inform Seller and Unique Fabrications of the identities of those Active Employees to whom it will not make employment offers. Seller, and not Unique Fabrications or Buyer, shall assume and comply with all obligations under the WARN Act.

                  (iii) It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

                  (iv) Notwithstanding the foregoing, Buyer will afford to any employees of Seller hired by Buyer a prior service credit, for purposes of all Buyer's employee benefit plans and Buyer's vacation benefits and eligibility, for the period of the individual's employment by Seller.

            (c) Salaries and Benefits.

                  (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller and Unique Fabrications through the close of business on the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under and all liability imposed by the WARN Act.

                  (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

            (d) Seller's Retirement and Savings Plans. All Hired Active Employees who are participants in Seller's retirement plans shall retain their accrued benefits under Seller's retirement plans as of the Closing Date, and Seller (or Seller's retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans

            (e) No Transfer of Assets. Neither Seller nor its Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

            (f) Collective Bargaining Matters. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by applicable Legal Requirements. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

            (g) General Employee Provisions.

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                  (i) Seller, Unique Fabrications and Buyer shall give any
notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

                  (ii) Seller, Unique Fabrications and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

                  (iii) If any of the arrangements described in this Section
10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by applicable Legal Requirements.

                  (iv) Seller shall (and Seller shall cause Unique Fabrications to) provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

                  (v) Except as expressly provided herein, Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller or Unique Fabrications.

      10.2 Payment of all Taxes Resulting From Sale of Assets by Seller

                  (a) Buyer. Buyer shall be responsible and pay for in a timely manner:

                  (i) the state, county, and local transfer or recording Taxes related to the transfer of the Real Property identified on Part 3.7 to Buyer pursuant to a special warranty deed, an Assignment and Assumption of Lease or document or instrument of transfer executed by Seller in accordance with Section 2.7(a)(iii) hereof;

                  (ii) one-half of the state, county, and local sales and use Taxes otherwise payable related to the transfer of the Tangible Personal Property under the Contemplated Transactions assuming Seller had properly applied and/or filed for all Sales and Use Tax Exemptions under applicable laws; and

                  (iii) the real property Taxes related to the Real Property transferred by Seller to Buyer in accordance with Section 2.7(a)(iii), prorated, however, as of the Closing Date on the basis of the fiscal year of the tax authority for the assessment period portions remaining after the Closing Date (foregoing Taxes referred to as "Buyer Transaction Taxes").

            (b) Seller. Seller shall be responsible and pay for in a timely manner:

                  (i) one-half of the state, county, and local sales and use Taxes otherwise payable related to the transfer of the Tangible Personal Property under the Contemplated Transactions assuming Seller had properly applied and/or filed for all Sales and Use Tax Exemptions under applicable laws, and in the event of a failure by Seller to have properly applied and/or filed for all Sales and Use Tax Exemptions possible under applicable laws, all of Taxes arising out of or related to such failure;

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                  (ii) the real property Taxes related to the Real Property
transferred by Seller to Buyer in accordance with Section 2.7(a)(iii), prorated, however, as of the Closing Date on the basis of the fiscal year of the tax authority for the assessment period portions prior to the Closing Date; and

                  (iii) all Taxes other than those identified in subsection (a) above resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements (foregoing Taxes referred to as "Seller Transaction Taxes").

      10.3 Payment of Other Retained Liabilities

      In addition to payment of Seller Transaction Taxes pursuant to Section 10.2(b), Seller shall pay or make adequate provision for the payment in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement.

      10.4 Restrictions on Seller Dissolution and Distributions

      Except for distributions to Seller's shareholders to cover shareholder Tax Liabilities consistent with past practices and approved by Buyer in advance in a signed writing, Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until Seller's payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 10.2(b) and 10.3 which, as of the date of any such dissolution or distribution, are known or accrued and not merely contingent.

      10.5 Removing Excluded Assets

      On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer other than minute books and personnel records, which Seller shall remove prior to the first anniversary of the Closing. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the Business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller's sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or
(d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

      10.6 Reports and Returns

      Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business as conducted using the Assets, to and including the Effective Time.

      10.7 Assistance in Proceedings

      Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to
(a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.

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      10.8 Noncompetition and Confidentiality

      After Closing, Seller shall adhere to the terms, conditions, and limitations of Seller's Noncompetition and Confidentiality Agreement executed by Seller on the Closing Date.

      10.9 Customer and Other Business Relationships

      After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the Business to be engaged in by Buyer after the Closing, including disparaging the Business or the name or other businesses of Buyer.

      10.10 Retention of and Access to Records

      After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

      10.11 Further Assurances

      Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

      10.12 Procurement of Tax Clearance Certificates

      Seller shall do all things which may be necessary or advisable to procure, as expeditiously as possible, original Tax Clearance Certificates issued in the name of Seller and Unique Fabrications in respect of the Contemplated Transactions by the Commonwealth of Pennsylvania and by each jurisdiction in which Seller and/or Unique Fabrications is licensed or qualified to do business as a foreign corporation, as specified in Part 3.1(a). Seller shall keep Buyer informed of its efforts to procure the Tax Clearance Certificates and shall copy Buyer and all correspondence received from any Governmental Body with respect to the same. Seller shall provide Buyer with complete copies of such Tax Clearance Certificates when the same are received by Seller.

11. Indemnification; Remedies

      11.1 Survival

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      All representations, warranties, covenants and obligations in this
Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

      11.2 Indemnification and Reimbursement by Seller

      Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:

            (a) any Breach of any representation or warranty made by Seller in
(i) this Agreement (without giving effect to any supplement to the Disclosure Schedule), (ii) the Disclosure Schedule, (iii) the supplements to the Disclosure Schedule, (iv) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller's representations and warranties in this Agreement fulfill the requirements of
Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Schedule, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller or Unique Fabrications pursuant to this Agreement;

            (b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller on its own behalf or on behalf of Unique Fabrications pursuant to this Agreement;

            (c) any Liability arising out of the ownership or operation of the Business or the Assets prior to the Effective Time other than the Assumed Liabilities;

            (d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or Unique Fabrications (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

            (e) any product or component thereof manufactured by or shipped, or any services provided by, Seller or Unique Fabrications, in whole or in part, prior to the Closing Date, except for those warranty service and repair obligations assumed by Buyer under Section 2.4(a)(iii);

            (f) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

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            (g) any Tax Liability of Seller or Unique Fabrications incurred while the same were: (i) in existence or operating in the Commonwealth of Pennsylvania, or (ii) licensed or qualified to do business as a foreign corporation in those jurisdictions specified in Part 3.1 (a), in including, but not limited to, any Tax Liability arising out of or related to the failure of Seller to properly apply and/or file for all Sales and Use Tax Exemptions possible under applicable laws (but excluding any sales Tax Liability otherwise payable by Buyer under Section 2.4(a)(viii) or as a Buyer Transaction Tax);

            (h) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "Employment Loss", as defined by 29 U.S.C. Section 2101(a)(6), caused by any action of Seller or Unique Fabrications prior to the Closing or by Buyer's decision not to hire previous employees of Seller or Unique Fabrications;

            (i) any Employee Plan established or maintained by Seller or Unique Fabrications;

            (j) fraudulent misrepresentation or willful breach or any criminal liability;

            (k) Retained Liabilities (other than Liabilities under Environmental Laws, which are covered in Section 11.3).

      11.3 Indemnification and Reimbursement by Seller--Environmental Matters

      In addition to the other indemnification provisions in this Article 11, Seller will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

            (a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the Business, or
(ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets owned or operated by Seller or Unique Fabrications on or prior to the Closing Date; or

            (b) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the Business or the Assets prior to the Closing Date or from any Hazardous Material that was
(i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing
Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

      Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Health and Safety Liability and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

      11.4 Indemnification and Reimbursement by Buyer

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      Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

            (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

            (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

            (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions; or

            (d) any Assumed Liabilities.

            (e) fraudulent misrepresentation or willful breach or any criminal activity; or

            (f) any product or component thereof manufactured or any services provided by Buyer, in whole, after the Closing Date.

      11.5 Limitations on Amount--Seller

            (a) Basket Amount. Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds one hundred thousand dollars ($100,000) ("Basket Amount"), whereupon indemnification will be payable only for Damages in excess of the Basket Amount. However, this Section
11.5 will not apply to claims for Damages under Section 11.3 or to matters arising in respect of Sections 3.15 (Taxes) or 3.22 (Environmental Matters) or to any Breach of any of Seller's representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such Breaches.

            (b) Cap. Except with respect to claims for Damages under Sections 11.2(b) - (k) or 11.3 or to matters arising in respect of Sections 3.15 (Taxes) or 3.22 (Environmental Matters), which shall be unlimited, the maximum aggregate indemnification amount that shall be payable under Article 11 to Buyer, whether paid under the Escrow Agreement or otherwise, by Seller shall be limited to the amount of the Purchase Price.

      11.6 Limitations on Amount--Buyer

      Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until the total of all Damages with respect to such matters exceeds the Basket Amount, whereupon indemnification will be payable only for Damages in excess of the Basket Amount. However, this
Section 11.6 will not apply to claims Damages under Section 11.4(d) or to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

      11.7 Time Limitations

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            (a) Except with respect to any claim for Damages (under
indemnification or otherwise) arising from or connected with: (i) fraudulent misrepresentation or willful breach or any criminal liability, which claim may be made until the longer of (A) thirty-six (36) months after the Closing Date or
(B) one hundred eighty (180) days after Buyer first has Knowledge of the fraudulent misrepresentation or intentional Breach, (ii) any Breach of a representation or warranty set forth in Sections 3.15 (Taxes) or 3.22 (Environmental Matters), which claim may be made until one hundred eighty (180) days after the expiration of the applicable statute of limitations with respect to the underlying liability, (iii) any claim for Damages under Section 11.3, which claim may be made until one hundred eighty (180) days after the expiration of the applicable statute of limitations with respect to the underlying liability, or (iv) any Retained Liability, which claim may be made until the longer of (A) thirty-six (36) months after the Closing Date or (B) one hundred eighty (180) days after Buyer first has Knowledge of the existence of a claim arising from or connected with a Retained Liability, Seller shall have no liability (under indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date or (ii) a representation or warranty (other than those in Sections 3.15 (Taxes) or 3.22 (Environmental Matters), unless if within thirty-six (36) months of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

            (b) Buyer shall have no liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date or (ii) a representation or warranty, unless if within thirty-six (36) months of the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

      11.8 Set Off; Escrow

      Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which Buyer may be entitled under this Article 11 against any amount to which Seller may be entitled from Buyer under this Agreement or in connection with the Contemplated Transactions. Upon notice to Seller specifying in reasonable detail the basis of any amount to which Buyer may be entitled under this Article 11, Buyer may, in addition, give notice of a claim of such amount to the escrow agent under the Escrow Agreement against the Escrow Amount in addition to any Seller Shortfall Payment to which Buyer may be entitled under the Escrow Agreement pursuant to Section 2.9(b). Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. On the date which is six (6) months, twelve (12) months, and eighteen (18) months after the Closing Date, the escrow agent shall release to Seller from the Escrow Amount an Escrow Tranche under the terms of the Escrow Agreement, less any amount previously released from that Tranche by the escrow agent to Buyer under the terms of this Article 11 and/or the Escrow Agreement, less any disputed or undisputed claim, then outstanding, made by Buyer under this Article 11 and/or the Escrow Agreement and less any amount of the Seller Shortfall Amount (whether disputed or undisputed) then outstanding owing to Buyer pursuant to Section 2.9.

      11.9 Third-Party Claims

            (a) Promptly after receipt by a Person entitled to indemnity under
Section 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.4 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the

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Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

            (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

            (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

            (d) Notwithstanding the provisions of Section 12.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

            (e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and

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to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

            (f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

            (g) With respect to any Tax Controversy, Seller shall notify Buyer of the existence of any Tax Controversy and shall promptly furnish to the Buyer, upon receipt, a copy of all relevant notices, letters, reports and other documents. Seller shall provide Buyer any information reasonably necessary to resolve any Tax Controversy and will execute any powers of attorney that are required to allow the Buyer to effectively discharge its obligations in respect of the Tax Controversy.

      11.10 Other Claims

      A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

      11.11 Indemnification in Case of Strict Liability or Indemnitee Negligence

      THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT).

      11.12 Additional Limitations of Liability

      Notwithstanding anything in this Article 11 to the contrary:

            (a) Seller has no liability under this Agreement with respect to any Damages on account of any Assumed Liability to the extent of the amount reflected in the Audited Closing Balance Sheet.

            (b) Buyer Indemnified Persons may not recover Damages more than once for any specific facts, omissions, or circumstances, notwithstanding the fact that such facts, omissions, or circumstances may constitute the Breach of more than one representation or warranty.

            (c) Seller shall have no liability to Buyer Indemnified Persons with respect to any Damages related to any Accounts Receivable which are compromised by Buyer after Closing or any disputed payables paid by Buyer after Closing to the extent that such settlements or payments exceed the amounts accounted or reserved therefore on the Audited Closing Balance Sheet (as evidenced by the work papers used to prepare the Audited Closing Balance Sheet) unless Seller has approved such compromise

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

or payment in writing prior to the time such compromise is agreed to by Buyer or such payment is made by Buyer, such approval by Seller not to be unreasonably withheld or delayed.

            (f) In no case shall Damages include (i) any incidental, consequential, indirect or special losses or damages (including, without limitation, lost profits, lost revenues and loss of business), or (ii) fees and expenses of more than one counsel with respect to any indemnity claim or claims arising out of the same general allegations or circumstances.

      11.13 Effect of Insurance Proceeds

      The amount due to any indemnified party for Damages pursuant to this
Article 11 shall be reduced by the amount of any insurance proceeds actually received by such indemnified party with respect to the subject matter of such Damages.

      11.14 No Claim for Contribution or Indemnification Against Unique Fabrications

      Seller shall have neither a claim for contribution nor indemnification against Unique Fabrications under the provisions of this Article 11.

12. General Provisions

      12.1 Expenses

      Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay all amounts payable to the Title Insurer in respect of the Title Commitments, copies of exceptions and the Title Policy, including premiums (including premiums for endorsements) and search fees. Buyer will pay the HSR Act filing fee. Seller will pay all expenses incurred by EQA Landmark Communities and requested for reimbursement by its general partner in connection with Seller's assignment of its interest as a limited partner in EQA Landmark Communities to Buyer, including, but not limited to, the partnership's cost of preparing and filing all necessary amendments to partnership agreements, certificates and other documents. Buyer shall pay one-half and Seller shall pay one-half the fees and expenses of the escrow agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

      12.2 Public Announcements; Confidentiality

      Unless otherwise required to be disclosed by Buyer pursuant to Legal Requirement or stock exchange regulation, any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine. Buyer and Seller agree to comply with the Confidentiality Agreement, dated February 25, 2005, by and among Buyer and Seller (the "Confidentiality Agreement"), and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and shall survive the execution and delivery of this Agreement and the Closing hereunder, unless otherwise explicitly superseded by the Noncompetition and Confidentiality Agreement and the Fabri and Kifer Letter Agreements. Seller and Buyer will consult with each other concerning the means by which Seller's and Unique Fabrications' employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

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

      12.3 Notices

      All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

Seller:                     New Era Building Systems, Inc.
                            Attention: Elliot J. Fabri, President
                            451 Southern Avenue
                            Strattanville, Pennsylvania 16258
                            Fax Number: 814-797-0095

with a mandatory copy to:   Larry L. Kifer
                            451 Southern Avenue
                            Strattanville, Pennsylvania 16258
                            Fax Number: 814-797-0095

                            and

                            L. Wessels, Esq.
                            Cohen & Grigsby, P.C.
                            11 Stanwix Street
                            15th Floor
                            Pittsburgh, Pennsylvania 15222
                            Fax Number: 412-209-0672

Buyer and Champion:         NEBS Acquisition Corp.
                            c/o Champion Enterprises, Inc.
                            Attention: William C. Griffiths, President & CEO
                            2701 University Drive, Suite 320
                            Auburn Hills, Michigan 48326-2566
                            Fax Number: 248-340-9345

with a mandatory copy to:   Champion Enterprises, Inc.
                            Attention: John J. Collins,
                            Senior Vice President & General Counsel
                            2701 University Drive, Suite 320
                            Auburn Hills, Michigan 48326-2566
                            Fax Number: 248-340-7773

with a mandatory copy to:   Miller, Canfield, Paddock and Stone, PLC
                            Attention: Ronald H. Riback
                            840 West Long Lake Road, Suite 200
                            Troy, Michigan 48098-6358
                            Fax Number: 248-879-2001

      12.4 Jurisdiction; Service of Process; Waiver of Jury Trail

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

            (a) Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Michigan, County of Oakland and the courts of the Commonwealth of Pennsylvania, County of Clarion, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Michigan and the United States District Court for the Western District of Pennsylvania, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

            (b) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

      12.5 Enforcement of Agreement

      Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

      12.6 Waiver; Remedies Cumulative

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      12.7 Entire Agreement and Modification

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

      This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including the Letter of Intent, dated May 9, 2005, by and among Buyer, and certain Seller) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

      12.8 Disclosure Schedule

            (a) Seller shall prepare the Disclosure Schedule, which shall be signed by Seller on the date of this Agreement and updated through and up to Closing. The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

            (b) The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

      12.9 Assignments, Successors and no Third-Party Rights

      No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9.

      12.10 Severability

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      12.11 Construction

      The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Schedule.

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

      12.12 Time of Essence

      With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      12.13 Governing Law

      This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

      12.14 Execution of Agreement

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

      12.15 Guaranty of Champion

      In order to induce Seller to execute and deliver this Agreement and to consummate the Contemplated Transactions, Champion does hereby agree to become a signatory to this Agreement and does hereby guarantee to Seller payment and performance of each and every obligation owing to Seller by Buyer arising under this Agreement and the Assignment and Assumption Agreement.

                   [Balance of Page Intentionally Left Blank.]

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

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                             BUYER:
                             NEBS Acquisition Corp., a Michigan corporation

                             By: __________________________________
                             Name: ___________________
                             Title: __________________

                             SELLER:
                             New Era Building Systems, Inc., a Pennsylvania corporation

                             By: __________________________________
                             Name: ___________________
                             Title: __________________

                             GUARANTOR:
                             Champion Enterprises, Inc., a Michigan corporation

                             By: __________________________________
                             Name: ___________________
                             Title: __________________

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